Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and between

SPECTRA ENERGY CORP

and

SPECTRA ENERGY PARTNERS, LP

Dated as of August 5, 2013

i

v

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Companies
Exhibit B	Closing Transactions
Exhibit C	Closing Deliverables
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Amended and Restated Omnibus Agreement
Exhibit F	Form of New Business Services Agreements
Exhibit G	Form of Employee Secondment Agreement
Exhibit H	Form of New License Agreements
Exhibit I	Agreed Valuation Principles

DISCLOSURE SCHEDULES

SE Corp Disclosure Schedule

SEP Disclosure Schedule

CONTRIBUTION AGREEMENT, dated as of August 5, 2013, by and between Spectra Energy Corp, a Delaware corporation (“SE Corp”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”).

W I T N E S S E T H:

WHEREAS, SE Corp (a) indirectly owns approximately 59% of the ownership interests in SEP in the form of Common Units (as defined below) and (b) indirectly owns, through Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (“MLP GP”), a 2% general partner interest in SEP in the form of General Partner Units (as defined below);

WHEREAS, SE Corp indirectly owns equity interests in the Companies (as defined below) as indicated in Exhibit A;

WHEREAS, SE Corp publically announced on June 11, 2013 its intention to drop down all of its remaining U.S. Transmission and Storage assets to SEP by the end of 2013, subject to market conditions;

WHEREAS, SE Corp intends that such transfer, and the transfer of certain U.S. liquids assets owned indirectly by SE Corp, be accomplished pursuant to this Agreement (as defined below);

WHEREAS, prior to the First Closing (as defined below), SE Corp intends to cause the consummation of certain intercompany restructuring transactions (such steps, collectively, the “Restructuring”) to enable, at the Closings (as defined below), the direct and indirect contribution of the Companies and the assignment of the Conveyed Contracts (as defined below) to SEP by the contribution (or assignment, as applicable) to SEP of the Conveyed Interests (as defined below) as contemplated by this Agreement;

WHEREAS, on the terms and subject to the conditions in this Agreement, (a) at the First Closing, in accordance with this Agreement, SE Corp and SEP intend to cause the contributions and other actions described in Part 1 of Exhibit B (together, the “First Closing Transactions”) to be consummated; (b) at the Second Closing (as defined below), in accordance with this Agreement, SE Corp and SEP intend to cause the contributions and other actions described in Part 2 of Exhibit B (together, the “Second Closing Transactions”) to be consummated; and (c) at the Third Closing (as defined below), in accordance with this Agreement, SE Corp and SEP intend to cause the contributions and other actions described in Part 3 of Exhibit B (together, the “Third Closing Transactions”) to be consummated;

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Evercore Group, L.L.C., the financial advisor to the Conflicts Committee, that the total consideration to be paid by SEP pursuant to this Agreement and the terms of the transactions contemplated by this Agreement are fair to SEP and the holders of SEP’s Common Units (other than SE Corp and its Affiliates) from a financial point of view, (ii) found this Agreement and the transactions contemplated hereby to be in the best interest of SEP and the holders of SEP’s Common Units (other than SE Corp and its Affiliates) and (iii) approved this Agreement and the transactions contemplated hereby.

WHEREAS, the board of directors of SE Corp has determined that this Agreement and the transactions contemplated hereby are in the best interests of SE Corp and the SE Corp stockholders and has authorized and given its approval for SE Corp to enter into this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“2013 Unaudited Financials” has the meaning set forth in Section 4.6(b).

“Adjusted Current Assets” means, in respect of any Working Capital Company, as of any given time, the Financial Statements Current Assets as determined in accordance with the Agreed Valuation Principles.

“Adjusted Current Liabilities” means, in respect of any Working Capital Company, as of any given time, the Financial Statements Current Liabilities as determined in accordance with the Agreed Valuation Principles.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, (a) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise and (b) notwithstanding anything in this definition to the contrary, none of SEP and its subsidiaries, on the one hand, and SE Corp and all of its other subsidiaries, including the Contributors, on the other hand, shall be considered to be Affiliates with respect to each other. As of and from each Closing, each Company that is controlled by SEP as a result of such Closing shall be deemed an Affiliate of SEP. For the avoidance of doubt, DCP Midstream, LLC shall not be considered an Affiliate of SE Corp or SEP.

“Agreed Valuation Principles” has the meaning set forth in Section 2.3(a).

“Agreement” means this Contribution Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” has the meaning set forth in Section 6.14(b).

“Amended and Restated Omnibus Agreement” means an amended and restated omnibus agreement by and among SE Corp, Spectra Energy Partners GP, LLC, MLP GP, and SEP, in substantially the form set forth in Exhibit E, which shall amend and restate in its entirety that certain Omnibus Agreement entered into, and effective as of, July 2, 2007, by and among SE Corp, Spectra Energy Partners GP, LLC, MLP GP, and SEP, as amended by the First Amendment to Omnibus Agreement dated as of April 4, 2008, and the Amendment No. 1 to Omnibus Agreement dated as of June 1, 2010.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Cash Distribution” means an amount equal to $2,129,600,000.

“Base Distribution Debt” has the meaning set forth in Section 6.14(c).

“Base Unit Price” means $43.37.

“Benefit Plans” has the meaning set forth in Section 4.14(b).

“Built-in Gain” has the meaning set forth in Section 6.14(b).

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“Cap” has the meaning set forth in Section 9.4(c).

“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations as of any date will be the capitalized amount of such obligations as of such date determined in accordance with GAAP.

“Cash Distribution” has the meaning set forth in Section 2.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing Cash Distribution” has the meaning set forth in Section 2.3(c).

“Closing Dates” means the First Closing Date, the Second Closing Date and the Third Closing Date, and “Closing Date” means such one of them as the context may require.

“Closing Transactions” means the First Closing Transactions, the Second Closing Transactions and the Third Closing Transactions, or such one of them as the context may require.

“Closings” means the First Closing, the Second Closing and the Third Closing, and “Closing” means such one of them as the context may require.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning set forth in the SEP Partnership Agreement.

“Companies” means, collectively, the legal entities set forth in the “Company” column in Exhibit A.

“Company-Related Indemnity Matters” means all Liabilities described in Section 1.1(g) of the SE Corp Disclosure Schedule.

“Company Systems” means the natural gas, natural gas liquids, and crude oil pipelines, lateral lines, pumps, pump stations, compression facilities, processing facilities, storage facilities, terminals and other related assets that are owned by the Companies.

“Conflicts Committee” has the meaning set forth in the SEP Partnership Agreement.

“Continuing Intercompany Agreements” means those Intercompany Agreements listed on Section 1.1(a) of the SE Corp Disclosure Schedule.

“Contract” means any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding written agreement.

“Contributed Entities” means Gulfstream Natural Gas System, L.L.C., Sabal Trail Transmission, LLC, SE Transmission II, Southeast Supply Header, LLC, Spectra Energy Express Holding II, LLC, Spectra Energy Sand Hills Holding, LLC, Spectra Energy Southeast MHP Holding, LLC, Spectra Energy Southern Hills Holding, LLC, Steckman Ridge GP, LLC and Steckman Ridge, LP.

“Contributor Approvals” means those approvals set forth on Section 4.5(a) of the SE Corp Disclosure Schedule.

“Contributors” means (in respect of the Contributed Entities) MLP GP, SE Transmission, SE SESH, and SE Sabal Trail, and (in respect of the Conveyed Contracts) SE Corp and each Affiliate of SE Corp that is to assign its interest in a Conveyed Contract pursuant to this Agreement, and “Contributor” means any of them.

“Contributor Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Controlled Group Member” means any corporation, organization, trade or business (whether or not incorporated) that is treated as a single employer together with SE Corp under Sections 414(b), 414(c), 414(m) or 414(o) of the Code and the Treasury Regulations thereunder.

“Contributed Equity Interests” means, collectively:

a) the SE Transmission II (SE Transmission) Contributed Interest;

b) the First Closing SESH Contributed Interest;

c) the Sabal Trail Contributed Interest;

d) the Gulfstream Contributed Interest;

e) the Sand Hills Contributed Interest;

f) the Southern Hills Contributed Interest;

g) the MHP Contributed Interest;

h) the SE Express Holding Contributed Interest;

i) the SE Transmission II (MLP GP) Contributed Interest;

j) the Second Closing SESH Contributed Interest;

k) the Steckman Ridge GP Contributed Interest;

l) the Steckman Ridge LP Contributed Interest; and

m) the Third Closing SESH Contributed Interest.

“Conveyed Contracts” means the SE Capital-Steckman Ridge Loan and the Contracts set forth in Section 1.1(f) of the SE Corp Disclosure Schedule.

“Conveyed Interests” means, collectively, the Contributed Equity Interests and the respective rights and obligations of SE Corp and its Affiliates under the Conveyed Contracts.

“Deductible” has the meaning set forth in Section 9.4(a).

“Disclosure Schedules” has the meaning set forth in Section 10.9.

“Distribution Adjustment Consultation Period” has the meaning set forth in Section 2.4(e).

“Distribution Adjustment Review Period” has the meaning set forth in Section 2.4(b).

“Distribution Straddle Period” has the meaning set forth in Section 6.19(a).

“Easements” means easements, rights of way, licenses, land use permits and other similar agreements granting rights in the owned real property of another Person.

“Employee Secondment Agreement” means an employee secondment agreement among Spectra Energy Operating Company, LLC, PanEnergy Services, Limited Partnership, Spectra Energy Southeast Pipeline Corporation and SEP, in substantially the form set forth in Exhibit G.

“Encumbrance” means any lien, pledge, charge, charging order, encumbrance, security interest, option, mortgage, Easement or other restriction on transfers.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land) or the environmental impact of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge, or disposal of any Hazardous Material, or pollution, contamination or remediation of the environment.

“Environmental Permit” means any permit, approval, identification number, license, registration or other authorization required under any applicable Environmental Law.

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” means an estimate of the combined Working Capital of the Working Capital Companies at the First Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission or any successor federal agency.

“Final Statement” has the meaning set forth in Section 2.4(f).

“Final Working Capital” has the meaning set forth in Section 2.4(f).

“Financial Records” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Financial Statements Current Assets” means, in respect of any Working Capital Company, the “current assets” of such Working Capital Company, as defined by GAAP (excluding all Non-Ordinary Course Intercompany Receivables of such Working Capital Company).

“Financial Statements Current Liabilities” means, in respect of any Working Capital Company, the “current liabilities” of such Working Capital Company, as defined by GAAP (excluding all Non-Ordinary Course Intercompany Payables of such Working Capital Company).

“First Closing” means the consummation of the First Closing Transactions.

“First Closing Cross Receipt” means a cross receipt acknowledging receipt by SE Corp of the items to be delivered by SEP on First Closing in accordance with Exhibit C, and receipt by SEP of the items to be delivered by SE Corp on the First Closing in accordance with Exhibit C.

“First Closing Date” means the date on which the First Closing occurs.

“First Closing SESH Contributed Interest” has the meaning set forth in paragraph 2 of Part 1 of Exhibit B.

“First Closing Transactions” has the meaning set forth in the recitals.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles in effect at any specified time.

“General Partner Units” has the meaning set forth in the SEP Partnership Agreement.

“Government Entity” means any federal, state, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental or regulatory entity, including any head of a government department, body or agency, with competent jurisdiction.

“Gulfstream Contributed Interest” has the meaning set forth in paragraph 4(a) of Part 1 of Exhibit B.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, as of any specified time, (a) all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c); provided, however, that Capital Lease Obligations shall not be considered Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Independent Accountant” has the meaning set forth in Section 2.4(f).

“Initial Statement” has the meaning set forth in Section 2.4(a).

“Intellectual Property” means intellectual property rights, pursuant to statutory or common law, worldwide in respect of (a) trademarks, service marks, trade dress, slogans, logos and goodwill associated therewith, and any applications or registrations for any of the foregoing and (b) copyrights and any applications or registration for any of the foregoing.

“Intercompany Agreements” means Contracts between SE Corp or any of its Affiliates, on the one hand, and any of the Companies, on the other hand.

“Interest Rate” means, as of any given time, an interest rate per annum equal to the average of the United States 3 Month Treasury bill rate, as available on Bloomberg ticker “USGG3M <Index>,” or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source agreed upon in good faith by the Parties.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988).

“Knowledge” or any similar phrase means (a) with respect to SE Corp, the actual knowledge of the individuals listed on Section 1.1(b) of the SE Corp Disclosure Schedule and (b) with respect to SEP, the actual knowledge of the individuals listed on Section 1.1(a) of the SEP Disclosure Schedule.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Liabilities” of any Person means, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after the relevant Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim, but excluding any lost profits or diminution of value of any of the Conveyed Interests or Total Unit Consideration.

“Manuals” has the meaning set forth in Section 6.2(b).

“Material Adverse Effect” means, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of the Companies, considered in the aggregate based on the Ownership Percentage of each Company, or (b) materially impedes or would reasonably be expected to impede the ability of SE Corp, the Contributors, the Companies or any of their Affiliates to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which the Companies operate;

(ii) seasonal reductions in revenues or earnings of the Companies substantially consistent with the historical results of such businesses;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP; or

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, or (A) the taking of any action by SE Corp or any of its Affiliates required or otherwise expressly contemplated by this Agreement, or consented to or requested by SEP in writing, or (B) the failure to take any action by SE Corp or any of its Affiliates where (1) such action is prohibited by this Agreement, (2) such action has been requested by SE Corp in writing and not consented to by SEP or (3) such failure has been consented to or requested by SEP in writing.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on the Companies as compared to other entities in the industry or markets in which the Companies operate.

“Material Contracts” means any Contract in effect on the date hereof to which any of the Companies is a party (a) evidencing Indebtedness of the Companies in excess of $100,000,000, (b) that provides for the payment by or on behalf of any of the Companies in excess of $25,000,000 per annum, or the delivery by any of the Companies of goods or services with a fair market value in excess of $25,000,000 per annum, during the remaining term thereof (in each case, based on the Companies’ good faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2013 and 2014), (c) that provides for any of the Companies to receive any payments in excess of, or any property with a fair market value in excess of, $25,000,000 per annum, during the remaining term thereof (in each case, other than for the delivery by any of the Companies of goods or services, based on the Companies’ good faith estimate), (d) that contains covenants restricting the ability of the Companies to compete in the natural gas, natural gas liquids or crude oil transportation, storage or processing business or any other lines of business in any geographic area or with any Person (in each case, other than restrictions that are de minimis in nature or amount), (e) that is a swap, option, hedge, future or similar instrument, (f) that relates to the acquisition or disposition of any business or assets pursuant to which any Company has any remaining material liability, (g) that licenses Intellectual Property from a third party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available, (h) that grants any of the Companies an equity interest in any partnership or joint venture (other than in other Companies), including any agreement or commitment to make a loan or contribution to any joint venture or partnership or (i) the breach or termination of which would, individually or in the aggregate, have a Material Adverse Effect; provided, however, that “Material Contract” shall not include any Contract that is an Intercompany Agreement.

“MHP Contributed Interest” has the meaning set forth in paragraph 4(d) of Part 1 of Exhibit B.

“Mini-Basket” has the meaning set forth in Section 9.4(b).

“MLP GP” has the meaning set forth in the recitals.

“MLP GP General Unit Consideration” has the meaning set forth in paragraph 4 of Part 1 of Exhibit B.

“MLP GP Recourse Liability” means a liability of SEP that constitutes recourse indebtedness for which MLP GP bears the economic risk of loss, within the meaning of Treasury Regulation Section 1.752-2 (assuming that at the time of determination the MLP GP has net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2)) in excess of all liabilities of SEP for which the MLP GP may have responsibility).

“Natural Gas Act” means the Natural Gas Act of 1938, as amended, 15 U.S.C.A. Section 717 et. seq.

“Natural Gas Policy Act” means the Natural Gas Policy Act of 1978, as amended, 15 U.S.C.A. Section 3301 et. seq.

“New Business Services Agreements” means business services agreements between SE Transmission II and each of (a) Express Pipeline, LLC, (b) Platte Pipeline Company, LLC and (c) East Tennessee Natural Gas Company, LLC, in each case in substantially the form set forth in Exhibit F.

“New License Agreements” means trademark license agreements between Spectra Energy Administrative Services, LLC and each of (a) Express Pipeline, LLC, (b) Platte Pipeline Company, LLC and (c) East Tennessee Natural Gas Company, LLC, in each case in substantially the form set forth in Exhibit H.

“Non-Ordinary Course Intercompany Payables” shall mean, in respect of any Working Capital Company, all payables owed by such Working Capital Company to SE Corp or any Affiliate of SE Corp (other than any of the Companies, to the extent such Companies were contributed to SEP before or at the same time as such Working Capital Company), as determined in accordance with GAAP, other than any such payables accrued in the ordinary course of business.

“Non-Ordinary Course Intercompany Receivables” shall mean, in respect of any Working Capital Company, all receivables owed to such Working Capital Company by SE Corp or any Affiliate of SE Corp (other than any of the Companies, to the extent such Companies were contributed to SEP before or at the same time as such Working Capital Company), as determined in accordance with GAAP, other than any such receivables accrued in the ordinary course of business.

“Notice of Distribution Adjustment Disagreement” has the meaning set forth in Section 2.4(d).

“Notice Period” has the meaning set forth in Section 9.5(a).

“Ordinary Course Contracts” means Contracts related to the ordinary course ownership and/or operation of the Company Systems, including Easements, operating contracts, Contracts for gathering, shipping, interconnection, storage, compression, processing and terminaling, and Contracts otherwise in the ordinary course providing for rights to use, and/or access to, the Company Systems and similar Contracts.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Ownership Percentage” means, in respect of any Company, the percentage of the equity interests of such Company that is owned directly (or indirectly through its Affiliates) by SE Corp as of the date of this Agreement.

“Parties” means SE Corp and SEP, each individually referred to herein as a “Party”.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means, with respect to the Companies, (a) Encumbrances reflected or reserved against or otherwise disclosed in the Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided that required reserves have been established by the Companies with respect to such contest, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which required reserves have been established on the Financial Statements, (d) pledges and deposits made in the ordinary course of business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws or regulations, (e) with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by the Companies that are disclosed on any title commitment or report or are otherwise registered with the relevant Government Entity, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) Encumbrances imposed by Law and any rights reserved to or vested in any grantor of rights with respect to the Company Systems and (iv) zoning, building, subdivision or other similar requirements or restrictions, (f) undetermined or inchoate liens incurred or created as security in favor of any Person with respect to the development or operation of any part of the Company Systems, to the extent not due and payable or delinquent, (g) liens granted or arising in the ordinary course of business to any public utility or Government Entity with respect to the Company Systems or operations pertaining thereto to the extent not due and payable or delinquent, (h) purchase money liens and liens securing rentals under capital leases with third parties entered into in the ordinary course of business, (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (j) judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (k) exclusive licenses and non-exclusive licenses granted in the ordinary course of business, (l) Encumbrances incurred in the ordinary course of business since December 31, 2012 that do not secure the payment of Indebtedness for borrowed money, (m) Encumbrances created by SEP or its permitted successors and assigns, (n) imperfections or irregularities of title that would not, individually or in the aggregate, materially and adversely impact the business of the Companies as conducted by them as of the date hereof, (o) Encumbrances under applicable securities Laws, (p) Encumbrances under Contracts identified on Section 1.1(c) of the SE Corp Disclosure Schedule and (q) Encumbrances securing the Third Party Indebtedness.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust, an unlimited liability company or other entity or organization.

“Policies” has the meaning set forth in Section 4.17(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(h).

“Pre-Closing Credit Support” has the meaning set forth in Section 6.7.

“Pre-Closing Period” has the meaning set forth in Section 6.8(a).

“Receiving Party” has the meaning set forth in Section 6.5.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to, Hazardous Materials Released into the environment.

“Replacement Credit Support” has the meaning set forth in Section 6.7.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Required Financials” has the meaning set forth in Section 6.11(b).

“Restructuring” has the meaning set forth in the recitals.

“Retained Liabilities” means (a) all Liabilities described in Section 1.1(d) of the SE Corp Disclosure Schedule, (b) any Liabilities the Companies may have with respect to employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) as a result of being Controlled Group Members as described in Section 4.14(b) (excluding any such liabilities with respect to employee benefit plans sponsored, maintained or contributed to from and after the First Closing Date by SEP, MLP GP or any of their respective subsidiaries, and excluding any costs properly chargeable to SEP and its Affiliates pursuant to the Amended and Restated Omnibus Agreement, the Employee Secondment Agreement or the SEP Partnership Agreement) and (c) any and all Liabilities of SE Corp, any of its Affiliates (other than the Companies) or any predecessor of any of them arising from the ownership of assets or the operations of businesses outside the United States (excluding any such Liabilities described in Section 1.1(g) of the SE Corp Disclosure Schedule).

“Sabal Trail Contributed Interest” has the meaning set forth in paragraph 3 of Part 1 of Exhibit B.

“Sand Hills Contributed Interest” has the meaning set forth in paragraph 4(b) of Part 1 of Exhibit B.

“SE Capital” means Spectra Energy Capital, LLC, a Delaware limited liability company.

“SE Capital-Steckman Ridge Loan” means that certain intercompany loan between SE Capital and NJR Storage Holdings Company (together, as lenders) and Steckman Ridge, LP (as borrower) dated October 15, 2007, pursuant to which the outstanding principal owing to SE Capital will be $70,400,000 on November 1, 2013.

“SE Capital-Steckman Ridge Loan Payment” means an amount equal to the outstanding principal and accrued, but unpaid, interest owing to SE Capital as at the First Closing Date under the SE Capital-Steckman Ridge Loan.

“SE Corp” has the meaning set forth in the preamble.

“SE Corp Disclosure Schedule” means the disclosure schedule of even date herewith delivered to SEP by SE Corp prior to or simultaneously with the execution and delivery of this Agreement by SEP.

“SE Express Holding Contributed Interest” has the meaning set forth in paragraph 4(e) of Part 1 of Exhibit B.

“SE Sabal Trail” means Spectra Energy Sabal Trail Transmission, LLC, a Delaware limited liability company.

“SE Sabal Trail Unit Consideration” has the meaning set forth in paragraph 3(b) of Part 1 of Exhibit B.

“SE SESH” means Spectra Energy Southeast Supply Header, LLC, a Delaware limited liability company.

“SE SESH First Closing Unit Consideration” has the meaning set forth in paragraph 2(b) of Part 1 of Exhibit B.

“SE SESH Second Closing Unit Consideration” has the meaning set forth in paragraph 1(b) of Part 2 of Exhibit B.

“SE SESH Third Closing Unit Consideration” has the meaning set forth in paragraph 1(b) of Part 3 of Exhibit B.

“SE Transmission” means Spectra Energy Transmission, LLC, a Delaware limited liability company.

“SE Transmission II” means an entity to be formed by SE Corp or an Affiliate of SE Corp as part of the Restructuring that is anticipated to be named “Spectra Energy Transmission II, LLC”.

“SE Transmission II (MLP GP) Contributed Interest” has the meaning set forth in paragraph 4(f) of Part 1 of Exhibit B.

“SE Transmission II (SE Transmission) Contributed Interest” has the meaning set forth in paragraph 1 of Part 1 of Exhibit B.

“SE Transmission (SE Transmission II) Unit Consideration” has the meaning set forth in paragraph 1(b) of Part 1 of Exhibit B.

“SE Transmission Second Closing Unit Consideration” has the meaning set forth in paragraph 3(b) of Part 2 of Exhibit B.

“SE Transmission (Steckman Ridge GP) Unit Consideration” has the meaning set forth in paragraph 2(b) of Part 2 of Exhibit B.

“SE Transmission (Steckman Ridge LP) Unit Consideration” has the meaning set forth in paragraph 3(b) of Part 2 of Exhibit B.

“SE US Liabilities” means any and all Liabilities of SE Corp or any of its Affiliates arising from acts, events or circumstances occurring before the First Closing (including any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested legal entity, business, real property, asset or operation currently or formerly owned, undertaken or managed by, or associated with, SE Corp, any of its Affiliates or any predecessor of any of them (including PanEnergy Corp (f/k/a Panhandle Eastern Corporation), Texas Eastern Corporation, or any of their Subsidiaries)), except for any Retained Liabilities.

“Second Closing” means the consummation of the Second Closing Transactions.

“Second Closing Cross Receipt” means a cross receipt acknowledging receipt by SE Corp of the items to be delivered by SEP on Second Closing in accordance with Exhibit C, and receipt by SEP of the items to be delivered by SE Corp on the Second Closing in accordance with Exhibit C.

“Second Closing Date” means the date on which the Second Closing occurs.

“Second Closing Exchanged GP Units” has the meaning set forth in paragraph 4 of Part 2 of Exhibit B.

“Second Closing SESH Contributed Interest” has the meaning set forth in paragraph 1 of Part 2 of Exhibit B.

“Second Closing Transactions” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“SEP” has the meaning set forth in the preamble.

“SEP Approvals” has the meaning set forth in Section 5.3.

“SEP Disclosure Schedule” means the disclosure schedule of even date herewith delivered to SE Corp by SEP prior to or simultaneously with the execution and delivery of this Agreement by SE Corp.

“SEP Financial Statements” has the meaning set forth in Section 5.10.

“SEP Indemnified Parties” has the meaning set forth in Section 9.2(a).

“SEP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SEP dated as of July 2, 2007, as amended by that certain Amendment No. 1 thereto dated as of April 11, 2008.

“SEP Restricted Equity Proceeds” shall mean any proceeds received by SEP or any of its Subsidiaries from any private or public offering or sale of equity securities of SEP or any of its Subsidiaries (including any Common Units) that occurs prior to the date that is six months following the First Closing Date.

“SEP SEC Documents” has the meaning set forth in Section 5.10.

“Southern Hills Contributed Interest” has the meaning set forth in paragraph 4(c) of Part 1 of Exhibit B.

“Steckman Ridge GP Contributed Interest” has the meaning set forth in paragraph 2 of Part 2 of Exhibit B.

“Steckman Ridge LP Contributed Interest” has the meaning set forth in paragraph 3 of Part 2 of Exhibit B.

“Straddle Period” has the meaning set forth in Section 6.8(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

“Supplemental Disclosure” has the meaning set forth in Section 6.5.

“Survival Period” has the meaning set forth in Section 9.1.

“Systems Under Development” means those projects described in Section 1.1(e) of the SE Corp Disclosure Schedule.

“Target Third Party Indebtedness Balance” means $2,460,929,540, which amount represents the estimated Third Party Indebtedness Balance as of November 1, 2013; provided, however, that in respect of any Company, the Target Third Party Indebtedness Balance of such Company means the aggregate amount of the debt relating to such Company set forth in the “$ Drop” column of Section 4.7(b) of the SE Corp Disclosure Schedule; provided, further, that in respect of Southeast Supply Header, LLC: the Target Third Party Indebtedness Balance for purposes of the First Closing shall be 49.9% of such aggregate amount, the Target Third Party Indebtedness Balance for purposes of the Second Closing shall be 49.9% of such aggregate amount, and the Target Third Party Indebtedness Balance for purposes of the Third Closing shall be 0.2% of such aggregate amount.

“Target Working Capital” means $0.00.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Taxes” means all federal, state, provincial, territorial, local or foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Period” has the meaning set forth in Section 6.5.

“Third Closing” means the consummation of the Third Closing Transactions.

“Third Closing Cross Receipt” means a cross receipt acknowledging receipt by SE Corp of the items to be delivered by SEP on Third Closing in accordance with Exhibit C, and receipt by SEP of the items to be delivered by SE Corp on the Third Closing in accordance with Exhibit C.

“Third Closing Date” means the date on which the Third Closing occurs.

“Third Closing Exchanged GP Units” has the meaning set forth in paragraph 2 of Part 3 of Exhibit B.

“Third Closing SESH Contributed Interest” has the meaning set forth in paragraph 1 of Part 3 of Exhibit B.

“Third Closing Transactions” has the meaning set forth in the recitals.

“Third-Party Approvals” means those approvals, filings or notifications set forth on Section 6.13 of the SE Corp Disclosure Schedule.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Indebtedness” means, at a given time, in respect of a Company, any and all Indebtedness of such Company to any Person or Persons other than SE Corp or SEP or any of their respective Affiliates.

“Third Party Indebtedness Balance” means, as at any Closing, the aggregate of the following, calculated for each Company: (a) the percentage interest in such Company that is being contributed (directly or indirectly) to SEP at such Closing, multiplied by (b) an amount equal to the aggregate outstanding principal amount of the Third Party Indebtedness of such Company, as determined in accordance with the Agreed Valuation Principles.

“Total Unit Consideration” means 175,510,204 Common Units and General Partner Units (in such proportion as may be set forth in the completed Exhibit B delivered by SE Corp in accordance with Section 2.2), which is the sum of the SE Transmission (SE Transmission II) Unit Consideration; the SE SESH First Closing Unit Consideration; the SE Sabal Trail Unit Consideration; the MLP GP General Unit Consideration; the SE SESH Second Closing Unit Consideration; the SE Transmission Second Closing Unit Consideration and the SE SESH Third Closing Unit Consideration, and which will be allocated among the same pursuant to the delivery of the completed Exhibit B in accordance with Section 2.2.

“Transaction Documents” means this Agreement and any other documents delivered pursuant to this Agreement or in connection with the Restructuring.

“Transactions” means the contribution or assignment, as applicable, of the Conveyed Interests and the distribution of the Total Unit Consideration and the Cash Distribution and the other transactions contemplated by this Agreement incident thereto, including the Restructuring and the Closing Transactions.

“Transfer Requirements” means the provisions of the Organizational Documents of SE Corp, the Contributors and the Companies and provisions of the Conveyed Contracts, in each case setting forth any restriction on, or requirements for, transfer, rights of first offer, rights of first refusal, rights to notice or rights to consent, admission of partners or members, approve or otherwise vote in respect of any transfer or other disposition of the Conveyed Interests or the admission of the transferee as a partner or member of the applicable Company.

“Transfer Taxes” has the meaning set forth in Section 6.8(d).

“Treasury” means the U.S. Department of the Treasury.

“Treasury Regulations” means the regulations promulgated under the Code.

“Working Capital” means, as of any given time, an amount equal to the sum of the following, calculated for each of the Working Capital Companies: (a) the sum of the percentage interests in such Working Capital Company that are being contributed, directly or indirectly, to SEP at such time, multiplied by (b) the Adjusted Current Assets of such Working Capital Company minus the Adjusted Current Liabilities of such Working Capital Company.

“Working Capital Companies” means those Companies indicated with a “Y” in the “Consolidated” column in Exhibit A, which Companies are all those Companies that are consolidated by SE Corp for accounting purposes.

“X%” has the meaning set forth in paragraph 4(f) of Part 1 of Exhibit B.

“Y%” means 100%-X%.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The word “day” means calendar day;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(j) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

CONTRIBUTION; CONSIDERATION; CLOSING

Section 2.1 Contribution and Assignment of Conveyed Interests On the terms and subject to the conditions set forth herein, SE Corp shall cause the Contributors to contribute (or, in the case of the Conveyed Contracts, assign or cause the relevant Contributor to assign its rights and obligations under the Conveyed Contracts) to SEP, and SEP shall (a) accept from each such Contributor, the Conveyed Interests, in each case free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Companies, this Agreement or applicable securities Laws or resulting from actions of SEP or any of its Affiliates) and (b) accept and assume all obligations under the Conveyed Contracts.

Section 2.2 Consideration. On or prior to the third Business Day prior to each Closing Date, SE Corp shall prepare and deliver to SEP a completed version of Exhibit B that shall set forth the allocation of the Total Unit Consideration attributable to such Closing among the Contributors contributing or assigning Conveyed Interests at such Closing. Such completed Exhibit B in respect of the First Closing shall indicate the proportion of the Total Unit Consideration attributable to the First Closing that shall comprise GP Units (which shall be the MLP GP General Unit Consideration) and the proportion of the Total Unit Consideration attributable to the First Closing that shall comprise Common Units. The allocation of the Total Unit Consideration shall be made with the intention that, upon consummation of each Closing, taking into account all steps to occur at such Closing, the GP Units held by SE Corp or its Affiliates comprise 2% of the aggregate outstanding GP Units and Common Units together. On the terms and subject to the conditions set forth herein, in exchange for the Conveyed Interests to which such consideration is attributed in Exhibit B (as delivered pursuant to this Section 2.2), at the relevant Closing, SEP shall provide the consideration described in Exhibit B to the relevant Contributor as indicated in Exhibit B such that, in the aggregate:

(a) at the First Closing, SEP shall (i) issue to SE Transmission the SE Transmission (SE Transmission II) Unit Consideration, issue to SE SESH the SE SESH First Closing Unit Consideration, issue to SE Sabal Trail the SE Sabal Trail Unit Consideration, issue to MLP GP the MLP GP General Unit Consideration (in each case subject to adjustment pursuant to Section 2.3), and (ii) pay to SE Capital the SE Capital-Steckman Ridge Loan Payment, and pay to MLP GP and SE Transmission the Base Cash Distribution (subject to adjustment pursuant to Section 2.3 and Section 2.4 (as so adjusted, the “Cash Distribution”));

(b) at the Second Closing, SEP shall issue to SE SESH the SE SESH Second Closing Unit Consideration and issue to SE Transmission the SE Transmission Second Closing Unit Consideration (in each case subject to adjustment pursuant to Section 2.3), and issue to MLP GP the Second Closing Exchanged GP Units in consideration for the tender by MLP GP of the relevant number of Common Units on a one-for-one basis set forth on Exhibit B (as delivered prior to the Second Closing in accordance with this Section 2.2); and

(c) at the Third Closing, SEP shall issue to SE SESH the SE SESH Third Closing Unit Consideration (subject to adjustment pursuant to Section 2.3) and issue to MLP GP the Third Closing Exchanged GP Units in consideration for the tender by MLP GP of the relevant number of Common Units on a one-for-one basis set forth on Exhibit B (as delivered prior to the Third Closing in accordance with this Section 2.2).

Section 2.3 Consideration at Closings.

(a) On or prior to the third Business Day prior to each Closing Date, SE Corp shall prepare and deliver to SEP a statement (each, an “Estimated Statement”) calculating and setting forth SE Corp’s (i) good faith estimate, in the case of the First Closing, of the Estimated Working Capital in respect of the Working Capital Companies and (ii) calculation, in the case of each Closing, of the Third Party Indebtedness Balance in respect of all Companies to be contributed, directly or indirectly, in whole or in part, by the Contributors to SEP on such Closing pursuant to this Agreement. Each Estimated Statement shall be prepared in accordance with the accounting principles set forth on Exhibit I (the “Agreed Valuation Principles”).

(b) The consideration to be issued or paid (as applicable) by SEP to each Contributor at each Closing as described in Section 2.2 (except the SE Capital-Steckman Ridge Loan Payment) shall be increased or decreased in accordance with this Section 2.3(b).

(i) Working Capital. On the First Closing:

(A) If the Estimated Working Capital minus the Target Working Capital is a positive number, SEP shall pay in cash to SE Transmission an amount equal to Y% of the sum of the Estimated Working Capital minus the Target Working Capital, and SEP shall pay in cash to MLP GP an amount equal to X% of the sum of the Estimated Working Capital minus the Target Working Capital.

(B) If the Estimated Working Capital minus the Target Working Capital is a negative number, SE Transmission shall pay in cash to SEP an amount equal to Y% of the sum of the Target Working Capital minus the Estimated Working Capital, and MLP GP shall pay in cash to SEP an amount equal to X% of the sum of the Target Working Capital minus the Estimated Working Capital.

(ii) Third Party Indebtedness.

(A) MLP GP and SE Transmission. On the First Closing:

(1) If the Target Third Party Indebtedness Balance in respect of, in the aggregate, SE Transmission II and the Companies held directly or indirectly by SE Transmission II (to the extent an interest therein is being contributed on the First Closing) minus the aggregate Third Party Indebtedness Balance of SE Transmission II and such Companies as of the First Closing Date is a positive number: SEP shall pay in cash to MLP GP an amount equal to X% of such positive number, and SEP shall pay in cash to SE Transmission an amount equal to Y% of such positive number.

(2) If the Target Third Party Indebtedness Balance in respect of, in the aggregate, SE Transmission II and the Companies held directly or indirectly by SE Transmission II (to the extent an interest therein is contributed on the First Closing) minus the aggregate Third Party Indebtedness Balance of such Companies as of the First Closing Date is a negative number: the Base Cash Consideration otherwise payable to MLP GP shall be decreased by an amount equal to X% of the aggregate Third Party Indebtedness Balance of such Companies as of the First Closing Date minus the aggregate Target Third Party Indebtedness Balance in respect of such Companies, and the SE Transmission (SE Transmission II) Unit Consideration shall be decreased by a number of Common Units equal to (x) Y% of such number divided by (y) the Base Unit Price (such number of Common Units rounded upward, if such calculation does not result in a whole number of Common Units).

(B) MLP GP. By way of further adjustment to any adjustment made pursuant to clause (A) above in respect of MLP GP, on the First Closing:

(1) If the Target Third Party Indebtedness Balance in respect of, in the aggregate, Gulfstream Natural Gas System, L.L.C., Spectra Energy Sand Hills Holding, LLC, Spectra Energy Southern Hills Holding, LLC, Spectra Energy Southeast MHP Holding, LLC and Spectra Energy Express Holding, LLC minus the aggregate Third Party Indebtedness Balance of such Companies as of the First Closing Date is a positive number, SEP shall pay in cash to MLP GP an amount equal to such positive number.

(2) If the Target Third Party Indebtedness Balance in respect of, in the aggregate, Gulfstream Natural Gas System, L.L.C., Spectra Energy Sand Hills Holding, LLC, Spectra Energy Southern Hills Holding, LLC, Spectra Energy Southeast MHP Holding, LLC and Spectra Energy Express Holding, LLC minus the aggregate Third Party Indebtedness Balance of such Companies as of the First Closing Date is a negative number, the Base Cash Consideration otherwise payable to MLP GP shall be decreased by an amount equal to the aggregate Third Party Indebtedness Balance of such Companies as of the First Closing Date minus the aggregate Target Third Party Indebtedness Balance in respect of such Companies.

(C) SE Transmission. On the Second Closing, if the Target Third Party Indebtedness Balance in respect of, together, Steckman Ridge GP, LLC and Steckman Ridge, LP (to the extent contributed on the Second Closing) minus the aggregate Third Party Indebtedness Balance of such Companies as of the Second Closing Date is a negative number, the SE Transmission Second Closing Unit Consideration shall be decreased by a number of Common Units equal to (x) the aggregate Third Party Indebtedness Balance of such Companies as of the Second Closing Date minus the Target Third Party Indebtedness Balance in respect of, together, Steckman Ridge GP, LLC and Steckman Ridge, LP (to the extent contributed on the Second Closing) divided by (y) the Base Unit Price (such number of Common Units rounded upward, if such calculation does not result in a whole number of Common Units).

(D) SE SESH. At each Closing:

(1) If the Target Third Party Indebtedness Balance in respect of Southeast Supply Header, LLC minus the aggregate Third Party Indebtedness Balance of such Company as of such Closing Date is a positive number: the SE SESH First Closing Consideration, the SE SESH Second Closing Consideration, or the SE SESH Third Closing Consideration (as applicable) shall be increased by a number of Common Units equal to (x) an amount equal to such positive number divided by (y) the Base Unit Price (such number of Common Units rounded upward, if such calculation does not result in a whole number of Common Units).

(2) If the Target Third Party Indebtedness Balance in respect of Southeast Supply Header, LLC minus the aggregate Third Party Indebtedness Balance of such Company as of such Closing Date is a negative number: the SE SESH First Closing Consideration, the SE SESH Second Closing Consideration, or the SE SESH Third Closing Consideration (as applicable) shall be decreased by a number of Common Units equal to (x) an amount equal to the aggregate Third Party Indebtedness Balance of Southeast Supply Header, LLC as of the relevant Closing Date minus the Target Third Party Indebtedness Balance of Southeast Supply Header, LLC divided by (y) the Base Unit Price (such number of Common Units rounded upward, if such calculation does not result in a whole number of Common Units).

(iii) To the extent any adjustment is required to the consideration that would otherwise be received by any Contributor pursuant to Section 2.3(b)(i) or Section 2.3(b)(ii) in respect of Working Capital or Third Party Indebtedness, all such adjustments for such Contributor shall be set off, such that the actual adjustment made to the consideration that would be received by such Contributor shall be the net adjustment resulting from such set-off.

(c) The total cash consideration amount to be paid at the First Closing by SEP to MLP GP and SE Transmission, comprising the sum of (i) the Base Cash Consideration as adjusted pursuant to this Section 2.3 and (ii) any cash paid to SE Transmission pursuant to this Section 2.3, is referred to in this Agreement as the “Closing Cash Distribution”. The Closing Cash Distribution shall be subject to a Post-Closing Adjustment pursuant to the provisions of Section 2.4.

(d) The Second Closing Exchanged GP Units and the Third Closing Exchanged GP Units shall not be subject to adjustment pursuant to this Section 2.3 and shall be excluded from any calculation of aggregate consideration being issued or paid by SEP for purposes of this Section 2.3.

Section 2.4 Post-Closing Adjustment to Closing Cash Distribution.

(a) Within 75 days following the First Closing Date, SEP shall prepare and deliver to SE Corp a statement (the “Initial Statement”) calculating and setting forth in accordance with GAAP the actual Working Capital on the First Closing Date in respect of the Working Capital Companies, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement shall be prepared in accordance with the Agreed Valuation Principles. If SEP does not deliver the Initial Statement to SE Corp within 75 days following the First Closing Date, then, at the election of SE Corp, either (A) SE Corp may prepare and present the Initial Statement within an additional 75 days thereafter or (B) the Estimated Working Capital of the Working Capital Companies shall be deemed to be the Final Working Capital in respect of the Working Capital Companies, in accordance with the last sentence of Section 2.4(f). If SE Corp prepares the Initial Statement in accordance with the immediately preceding sentence, all references to “SE Corp” in Sections 2.4(b) and 2.4(d) shall be deemed to be references to “SEP” and all references to “SEP” shall be deemed, in Sections 2.4(b) and 2.4(d), to be references to “SE Corp”.

(b) During the 60 days immediately following SE Corp’s receipt of the Initial Statement (the “Distribution Adjustment Review Period”), SEP shall permit SE Corp and its Representatives to review SEP’s working papers and any working papers of SEP’s independent accountants, in each case, relating to the preparation of the Initial Statement and the calculations related thereto, as well as all of the financial books, ledgers and records related thereto (the “Financial Records”), and SEP shall make reasonably available to SE Corp the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement. SE Corp acknowledges and agrees that access to the working papers of SEP’s independent accountants may be conditioned upon SE Corp’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to SEP’s independent accountants.

(c) SEP shall, following the First Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.4(f), take all actions necessary or desirable to maintain and preserve all Financial Records, policies and procedures on which the Initial Statement is based or on which the Final Statement is to be based so as not to impede or delay the determination of the amounts set forth in the Initial Statement or the preparation of the Notice of Distribution Adjustment Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(d) In the event that SE Corp concludes that the Initial Statement or any amount set forth therein has not been prepared on the basis required by this Agreement, SE Corp shall submit a written notice to SEP on or prior to the expiration of the Distribution Adjustment Review Period (the “Notice of Distribution Adjustment Disagreement”), which notice shall set forth in reasonable detail the basis of SE Corp’s disagreement, the amounts involved and the proposed determination of the dispute amount. If no Notice of Distribution Adjustment Disagreement is received by SEP on or prior to the expiration date of the Distribution Adjustment Review Period, then the Initial Statement shall be deemed to have been accepted by SE Corp and shall become final and binding upon the Parties in accordance with the last sentence of Section 2.4(f).

(e) During the 30 days immediately following the expiration of each Distribution Adjustment Review Period (the “Distribution Adjustment Consultation Period”), the Parties shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Distribution Adjustment Disagreement.

(f) If, at the end of the Distribution Adjustment Consultation Period, the Parties have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Distribution Adjustment Disagreement, then the Parties shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Distribution Adjustment Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP or such other independent certified public accounting firm qualified and of national recognition in the United States as that is mutually agreeable to the parties and that they cooperate in good faith to appoint (the “Independent Accountant”) promptly thereafter. Within 30 days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parties, on the basis of the Agreed Valuation Principles and in accordance with this Section 2.4(f), of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Distribution Adjustment Disagreement. There shall be no ex parte communications between either Party, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by the Parties of their respective positions on the matters in dispute and written answers by the Parties to written questions from the Independent Accountant. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of either Party, shall not be in excess of the highest, nor less than the lowest, of the amounts advocated in the Notice of Distribution Adjustment Disagreement or in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Distribution Adjustment Disagreement that remain in dispute. The statement setting forth the combined Working Capital of the Working Capital Companies that is final and binding on the Parties, as determined either through agreement of the Parties (deemed or otherwise) pursuant to Section 2.4(b), Section 2.4(d) and this Section 2.4(f) or through the determination of the Independent Accountant pursuant to this Section 2.4(f), is referred to herein as a “Final Statement”, and the determination of the combined Working Capital of the Working Capital Companies set forth in the Final Statement is referred to as the “Final Working Capital”.

(g) The cost of the Independent Accountant’s review and determination shall be shared equally by the Parties. During any review by the Independent Accountant, the Parties shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.4(f); provided, however, that the independent accountants of the Parties shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h) The “Post-Closing Adjustment” shall apply in respect of the First Closing only and shall be an amount equal to the Final Working Capital of the Working Capital Companies minus the Estimated Working Capital of the Working Capital Companies. If the Post-Closing Adjustment is a positive amount, then SEP shall pay cash in such amount to MLP GP (as to X% of such amount) and SE Transmission (as to Y% of such amount), which payment shall be sourced by SEP solely from debt proceeds under indebtedness that meets all the requirements of Section 6.14(c). If the Post-Closing Adjustment is a negative amount, then MLP GP (as to X% of the Post-Closing Adjustment) and SE Transmission (as to Y% of the Post-Closing Adjustment) shall pay cash to SEP, without the issuance of any additional equity in SEP to MLP GP or SE Transmission in respect thereof. Any such payment shall be made within three Business Days after the relevant Final Statement becomes such, together with interest thereon, from the First Closing Date through the date on which the applicable Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.8. To the extent any such payment is made by MLP GP or SE Transmission, such payment shall be treated as an adjustment to the part of the Cash Distribution made to MLP GP or SE Transmission (as applicable) for all Tax purposes, to the maximum extent permitted by applicable Law.

Section 2.5 Closings.

(a) The First Closing shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin, Ste. 2500, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (i) November 1, 2013 and (ii) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII in respect of the First Closing (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Parties may agree. Upon the occurrence of the First Closing, the time and date that the First Closing Transactions become effective shall be 12:01 a.m. (Central Time) on the First Closing Date.

(b) The Second Closing shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin, Ste. 2500, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (i) the first Business Day that is more than 12 months after the occurrence of the First Closing and (ii) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII in respect of the Second Closing (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as the Parties may agree. Upon the occurrence of the Second Closing, the time and date that the Second Closing Transactions become effective shall be 12:01 a.m. (Central Time) on the Second Closing Date.

(c) The Third Closing shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin, Ste. 2500, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (i) the first Business Day that is more than 12 months after the occurrence of the Second Closing and (ii) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII in respect of the Third Closing (other than those conditions that by their nature are to be satisfied at the Third Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Parties may agree. Upon the occurrence of the Third Closing, the time and date that the Third Closing Transactions become effective shall be 12:01 a.m. (Central Time) on the Third Closing Date.

Section 2.6 Deliveries by SEP at the Closings.

(a) At the First Closing, SEP shall deliver, or cause to be delivered, to SE Corp, the items, or take (or cause to be taken) the actions, set forth in Part 1A of Exhibit C.

(b) At the Second Closing, SEP shall deliver, or cause to be delivered, to SE Corp, the items, or take (or cause to be taken) the actions, set forth in Part 2A of Exhibit C.

(c) At the Third Closing, SEP shall deliver, or cause to be delivered, to SE Corp, the items, or take (or cause to be taken) the actions, set forth in Part 3A of Exhibit C.

Section 2.7 Deliveries by SE Corp at the Closings.

(a) At the First Closing, SE Corp shall deliver, or cause to be delivered, to SEP, the items, or take (or cause to be taken) the actions, set forth in Part 1B of Exhibit C.

(b) At the Second Closing, SE Corp shall deliver, or cause to be delivered, to SEP, the items, or take (or cause to be taken) the actions, set forth in Part 2B of Exhibit C.

(c) At the Third Closing, SE Corp shall deliver, or cause to be delivered, to SEP, the items, or take (or cause to be taken) the actions, set forth in Part 3B of Exhibit C.

Section 2.8 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.9 Payments. The Parties shall make any payment due to the others pursuant to this Article II by no later than 11:00 a.m. (Central Time) on the day when due (unless otherwise consented to by the Person to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by or on behalf of the Person receiving such payment.

Section 2.10 Withholding. The Cash Distribution (including the Closing Cash Distribution) and any other cash payment to a Contributor pursuant to this Agreement (including the adjustments pursuant to Section 2.3 and Section 2.4) shall be paid to the relevant Contributor without any deduction or withholding pursuant to Section 1445 of the Code; provided that, at the relevant Closing, such Contributor or the applicable transferor for U.S. federal income tax purposes delivers to SEP a certificate, in the form attached hereto as Exhibit D, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that such Contributor or transferor is not a “foreign person”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SE CORP REGARDING SE CORP AND CONTRIBUTORS

Except as set forth in the SE Corp Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of the SE Corp Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), SE Corp represents and warrants to SEP as follows:

Section 3.1 Organization and Good Standing. SE Corp and each Contributor has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware.

Section 3.2 Corporate Authorization.

(a) SE Corp has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents, the performance of SE Corp’s obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of SE Corp. This Agreement and the other Transaction Documents to which SE Corp is a party have been duly executed and delivered by SE Corp and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by SEP and each other Person that is or will be a party thereto (other than Affiliates of SE Corp), constitutes legal, valid and binding obligations of SE Corp, enforceable against SE Corp in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

(b) Each Contributor has all requisite corporate, limited partnership or limited liability company (as applicable) power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by each Contributor of the Transaction Documents to which it is or will be a party, the performance of each Contributor’s obligations thereunder and the consummation of the Transactions have been (or will be, prior to the execution and delivery thereof) duly authorized by all necessary action of such Contributor. The Transaction Documents to which each Contributor is or will be a party have been or will be duly executed and delivered by such Contributor and, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person that is or will be a party thereto (other than Affiliates of SE Corp), constitute legal, valid and binding obligations of such Contributor, enforceable against such Contributor in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.3 Ownership of the Conveyed Interests. Each Contributor is the record and beneficial owner of, and has good and valid title to, the Conveyed Interests to be contributed or assigned (as applicable) by such Contributor to SEP as part of the Transactions, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of any Contributor or any of its Affiliates or applicable securities Laws, or resulting from actions of SEP or any of its Affiliates). Immediately following each Closing, SEP will acquire good and valid title to all of the Contributed Equity Interests contributed to SEP at such Closing, and all of the rights of the Contributors under the Conveyed Contracts assigned to SEP at such Closing, free and clear of any Encumbrances (other than those arising pursuant to applicable securities Laws or resulting from actions of SEP or any of its Affiliates).

Section 3.4 Non-Contravention. Assuming the receipt of all Contributor Approvals, the execution and delivery by SE Corp of this Agreement, the execution and delivery by each Contributor of the Transaction Documents to which such Contributor is or will be a party, the performance of the obligations of SE Corp pursuant to this Agreement and of each Contributor pursuant to such Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of SE Corp or such Contributor, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SE Corp or such Contributor pursuant to, any Contract to which SE Corp or such Contributor is a party (with or without notice, lapse of time or both) or (c) assuming the receipt of all SEP Approvals, a breach or violation of, or a default under, any Law to which SE Corp or such Contributor is subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5 Consents and Approvals.

(a) Except in connection or in compliance with the Contributor Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by SE Corp or any Contributor from, or to be given by SE Corp or any Contributor to, or to be made by SE Corp or any Contributor with, any Government Entity, in connection with the execution, delivery and performance by SE Corp of this Agreement or by any Contributor of the Transaction Documents to which such Contributor is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except in connection or in compliance with the Third-Party Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by SE Corp or any Contributor from, or to be given by SE Corp or any Contributor to, or made by SE Corp or any Contributor with, any Person that is not a Government Entity in connection with the execution, delivery and performance by SE Corp of this Agreement or any Contributor of the Transaction Documents to which such Contributor is or will be a party and the consummation of the Transactions, except for those required pursuant to the Transfer Requirements and as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation, that is pending or, to the Knowledge of SE Corp, threatened against SE Corp or any Contributor or any of their respective properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of SE Corp or any Contributor to consummate the Transactions.

Section 3.7 Investment Intent. To the extent any Contributor is receiving any part of the Total Unit Consideration, such Contributor is receiving such part of the Total Unit Consideration for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling any Common Units or

General Partner Units issued to such Contributor as part of the Total Unit Consideration in violation of the Securities Act or any other applicable Law. SE Corp acknowledges and agrees on behalf of each Contributor that any Common Units or General Partner Units issued to any Contributor as part of the Total Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SE CORP REGARDING THE COMPANIES AND THE COMPANY SYSTEMS

Except as set forth in the SE Corp Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of the SE Corp Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), SE Corp represents and warrants to SEP as follows:

Section 4.1 Organization and Good Standing.

(a) Each of the Companies has been duly organized, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Companies is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Authorization. Each of the Companies has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which any Company is or will be a party, the performance of the Companies’ obligations thereunder and the consummation of the Transactions have been (or will be, prior to the Restructuring) duly authorized by all necessary action of the Companies. The Transaction Documents to which any of the Companies is or will be a party have been or will be duly executed and delivered by such Company and assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Capitalization.

(a) All of the outstanding capital stock, limited liability company interests, partnership interests or other equity interests of the Companies have been duly authorized and are validly issued and are fully paid and, other than general partner interests, nonassessable (subject to Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act and Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Except as set forth in Section 4.3(a) of the SE Corp Disclosure Schedule, and other than pursuant to the Organizational Documents of the Companies or as expressly provided in this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any of the Companies are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of any of the Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of the Companies, the capital stock or other equity interests in the Companies are not subject to any voting trust agreement or similar arrangement relating to the voting of such capital stock or other equity interests.

(b) Exhibit A sets forth, with respect to each Company, (i) its jurisdiction of organization or formation, (ii) its Ownership Percentage that will be contributed, directly or indirectly, to SEP at a Closing through the contribution of the Conveyed Interests; provided that, in respect of the partial contribution of the Ownership Percentage of any Company at any Closing as contemplated by this Agreement, the Conveyed Interests shall at such Closing represent ownership of only the applicable part of the Ownership Percentage of the relevant Company being contributed at such Closing, and (iii) the Contributed Entity that will directly or indirectly hold the Ownership Percentage of such Company immediately before the contribution of such Contributed Entity at the First Closing. Except as disclosed in Exhibit A, as of the date hereof, none of the Companies owns an equity interest in any Person.

Section 4.4 Non-Contravention. Assuming the receipt of all Contributor Approvals, the execution and delivery by SE Corp of this Agreement, the execution and delivery by each Contributor and each Company of the Transaction Documents to which it is or will be a party, , the performance of their respective obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of any of the Companies, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of any of the Companies pursuant to, any Contract to which any Company is a party (with or without notice, lapse of time or both) or (c) assuming the receipt of all SEP Approvals, a breach or violation of, or a default under, any Law to which any Company is subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5 Consents and Approvals.

(a) Except in connection or in compliance with the Contributor Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or to be made by any Company with, any Government Entity, in connection with the execution, delivery and performance by the Companies of any Transaction Document relating to the Restructuring to which each is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except in connection or in compliance with the Third-Party Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or made by any Company with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Companies of any Transaction Document relating to the Restructuring to which each is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Financial Statements.

(a) Copies of (i) the audited combined statements of financial position of the Companies, prepared as though the Companies were a combined group as of December 31, 2010, and the audited combined statements of earnings and/or loss and cash flows of the Companies, prepared as though the Companies were a combined group for the fiscal year ended December 31, 2010, (ii) the audited combined statements of financial position of the Companies, prepared as though the Companies were a combined group as of December 31, 2011, and the audited combined statements of earnings and/or loss and cash flows of the Companies, prepared as though the Companies were a combined group for the fiscal year ended December 31, 2011, and (iii) the audited combined statements of financial position of the Companies, prepared as though the Companies were a combined group as of December 31, 2012, and the audited combined statements of earnings and/or loss and cash flows of the Companies, prepared as though the Companies were a combined group for the fiscal year ended December 31, 2012 (together, the “Audited Financial Statements”) will be made available to SEP prior to the First Closing Date. The Audited Financial Statements will be prepared in accordance with GAAP and fairly present, in all material respects, the combined financial position and the combined results of operations and combined cash flows of the Companies, as a group, as of the dated and for the periods presented (except as may be noted therein).

(b) Prior to the First Closing Date, copies of the unaudited combined statements of financial position of the Companies, prepared as though the Companies were a combined group as of June 30, 2013 and the unaudited combined statements of earnings and/or loss, partners’ equity and cash flows of the Companies, prepared as though the

Companies were a combined group for the six months ended June 30, 2013 (the “2013 Unaudited Financials” and, together with the Audited Financial Statements, the “Financial Statements”) will be made available to SEP and have been prepared in accordance with GAAP and fairly present, in all material respects, the combined financial position and the combined results of operations and combined cash flows of the Companies, as a group, as of the dates and for the periods presented (except for the absence of notes and subject to normal recurring year-end adjustments).

Section 4.7 Absence of Liabilities.

(a) Except as set forth in Part I of Section 4.7(a) of the SE Corp Disclosure Schedule, the Companies have no Liabilities required by GAAP to be reflected in a combined balance sheet and no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act), including Capital Lease Obligations but excluding all operating leases that are not Capital Lease Obligations, in each case, other than (i) as of the date of this Agreement and as of the First Closing, Liabilities that were incurred since December 31, 2012 in the ordinary course of business, (ii) as of the date of this Agreement and as of the First Closing, Liabilities incurred in connection with this Agreement, the other Transaction Documents or the Transactions, (iii) as of the date of this Agreement, Liabilities that have been or will be discharged or paid in full prior to the First Closing, (iv) as of the date of this Agreement and as of the First Closing, Liabilities that would not, individually or in the aggregate, be material, (v) as of the First Closing, Liabilities incurred in connection with capital expenditures incurred after the date hereof and prior to the First Closing in accordance with Section 6.3, (vi) as of the date of this Agreement, the Third Party Indebtedness set forth in Section 4.7(b) of the SE Corp Disclosure Schedule, (vii) as of the date of this Agreement, Liabilities as reflected, reserved against or otherwise disclosed in such standalone financial statements in respect of the Companies as are described in Part II of Section 4.7(a) of the SE Corp Disclosure Schedule, and (viii) as of the First Closing, Liabilities as reflected, reserved against or otherwise disclosed in the Financial Statements.

(b) As of the date of this Agreement, none of the Companies has any outstanding Third Party Indebtedness except as set forth in Section 4.7(b) of the SE Corp Disclosure Schedule.

(c) The outstanding principal and accrued, but unpaid, interest under the SE Capital-Steckman Ridge Loan as at the date of this Agreement is set forth in Section 4.7(c) of the SE Corp Disclosure Schedule.

(d) To the Knowledge of SE Corp, Section 4.7(d) of the SE Corp Disclosure Schedule sets forth the outstanding letters of credit posted by SE Corp or any of its Affiliates with respect to any Company as of the date of this Agreement. The aggregate amount of all outstanding letters of credit posted by SE Corp and its Affiliates with respect to all Companies does not (and, at each Closing, will not) exceed $250,000,000.

Section 4.8 Absence of Changes. Except as contemplated by this Agreement, to the Knowledge of SE Corp, since December 31, 2012 through the date of this Agreement, (a) the business of each of the Companies has been conducted in all material respects in the ordinary course of business and (b) there has not occurred any change in the business of the Company Systems that, individually or in the aggregate, has had a Material Adverse Effect.

Section 4.9 Material Contracts.

(a) Section 4.9(a) of the SE Corp Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the Material Contracts. A true and complete copy of each Material Contract has been made available to SEP.

(b) Each Material Contract is, in all material respects, a valid and binding obligation of the Company that is party thereto and, to the Knowledge of SE Corp, each other party to such Material Contract. Each Material Contract is, in all material respects, enforceable against the Company that is party thereto and, to the Knowledge of SE Corp, each other party to such Material Contract in accordance with its terms (subject to the Bankruptcy and Equity Exception). None of the Companies or, to the Knowledge of SE Corp, any other party to a Material Contract, is in default or breach, in any material respect, of a Material Contract and, to the Knowledge of SE Corp, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

(c) The SE Capital-Steckman Ridge Loan is, in all material respects, a valid and binding obligation of each of SE Capital and Steckman Ridge, LP in their respective capacities thereunder. The SE Capital-Steckman Ridge Loan is, in all material respects, enforceable against SE Capital and Steckman Ridge, LP in such capacities in accordance with its terms (subject to the Bankruptcy and Equity Exception). Neither SE Capital nor Steckman Ridge, LP is in default or breach, in any material respect, of the SE Capital-Steckman Ridge Loan and, to the Knowledge of SE Corp, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

Section 4.10 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of SE Corp, threatened, and there is no pending investigation of which SE Corp has received written notice, in each case against the Companies or any of their properties or assets before any Government Entity except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11 Compliance with Law; Permits.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Companies is in compliance in all material respects with all Laws applicable to it or its business, properties or assets and (ii) subject to Section 4.11(d), the Companies have, collectively, all Permits required to conduct the business of the Companies as currently conducted; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein, including those set forth in Section 4.13.

(b) The consummation of the Transactions will not cancel, suspend, terminate or otherwise require modification of any material Permit.

(c) Since January 1, 2009, the Companies have not received any written notice alleging any material violation under any applicable Law or Permit held by the Companies and there are no investigations or reviews pending (of which SE Corp or any of its Affiliates has received written notice or of which SE Corp has Knowledge) or, to the Knowledge of SE Corp, threatened by any Government Entity relating to any alleged violation of Law or the terms of any Permit arising out of operations of the Company Systems other than, in each case, those that have been resolved.

(d) The Parties acknowledge that the Systems Under Development are not complete and remain to be developed and built out, and further acknowledge that the Companies do not hold all Permits that may be required for operation of the Systems Under Development pursuant to such development and build-out.

Section 4.12 Properties.

(a) Except for Permitted Encumbrances and property rights terminated or disposed of after June 30, 2013 in the ordinary course of business, the Companies have (i) good and marketable title in fee simple to their owned real properties (other than any Easements), free and clear of all Encumbrances, (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used by the Companies in the conduct of the business as conducted by the Companies as of the date hereof, free and clear of all Encumbrances and (iii) good title to their material owned personal property, free and clear of all Encumbrances.

(b) (i) Subject to clause (ii) of this Section 4.12(b), the Companies have, collectively, such Easements as are necessary for the Companies to operate the Company Systems substantially as operated on the date hereof, except for imperfections (including gaps, defects and irregularities) as would not reasonably be expected to have a Material Adverse Effect. (ii) Notwithstanding clause (i) of this Section 4.12(b), the Parties acknowledge that the Systems Under Development are not complete and remain to be developed and built out, and further acknowledge that (A) the Companies do not own all Easements that may be required for operation of the Systems Under Development pursuant to such development and build-out, and (B) imperfections (including gaps, defects and irregularities) in respect of the Systems Under Development shall not comprise a breach of this Section 4.12(b).

(c) The real properties owned by the Companies, the real properties as to which one or more of the Companies holds a valid leasehold interest, and the real properties as to which one or more of the Companies holds a valid Easement, collectively constitute all of the real property used for the conduct of the businesses, in all material respects, of the Company Systems as conducted by them on the date hereof. The personal properties owned by the Companies to conduct the operations of the Company Systems collectively constitute all of the personal property used for the conduct of the businesses, in all material respects, of the Companies as conducted by them on the date hereof.

(d) There is no pending or, to the Knowledge of SE Corp, threatened condemnation of any real property (excluding Easements) owned or leased by any the Companies by any Government Entity that would materially interfere overall with the conduct of the businesses of the Companies as conducted by the Companies as of the date hereof.

(e) There have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such explosions or ruptures have been resolved. The Company Systems have been maintained, to the Knowledge of SE Corp, consistent with industry standards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.13 Environmental Matters.

(a) (i) The Companies are, collectively, in compliance with all Environmental Laws applicable to them in the conduct of the business of the Company Systems and possess, collectively, all Environmental Permits for the operation of the Company Systems as presently conducted and (ii) all past violations of Environmental Laws by the Companies, if any, have been resolved without any ongoing obligations, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Since August 1, 2003, there have been no Releases of any Hazardous Materials from the Company Systems or at any of the Companies’ owned real property that require Remedial Action pursuant to any Environmental Law, except for Releases that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(c) The Companies have not received any written claim, demand, notice of violation, citation notice of potential liability, notice that a Company is a potentially responsible party under CERCLA or similar state or foreign Law, concerning any violation or alleged violation of, or any liability or potential liability under, any applicable Environmental Law (other than past violations, if any, that have been resolved without any ongoing obligations), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings that are pending or, to the Knowledge of SE Corp, threatened, concerning compliance by the Companies or liability of the Companies with any Environmental Law except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Companies do not own, lease or operate a site and, to the Knowledge of SE Corp, have not owned, leased or operated a site that (i) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Government Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the relevant Closing Date, or (ii) is currently involved with any voluntary clean-up program sponsored by a Government Entity, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Except for Ordinary Course Contracts, none of the Companies has contractually assumed the liabilities of third parties arising pursuant to Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) SE Corp has made available to SEP (i) all environmental reports prepared by third party engineering, consulting or similar firms for the Companies since January 1, 2012 that address material environmental obligations of the Companies and (ii) details of all Environmental Permits held by the Companies for the operation of the Company Systems.

(h) Notwithstanding any other representation and warranty in this Article IV, the representations and warranties set forth in this Section 4.13 are SE Corp’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.14 Employee Benefit Matters.

(a) As of each Closing Date, none of the Companies being contributed, directly or indirectly, in whole or in part, to SEP on such Closing Date will have any employees other than the joint employment arrangements reflected in the Employee Secondment Agreement.

(b) Immediately following the relevant Closing after which a Company is directly or indirectly held, in whole or in part, by SEP, there will be no employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, welfare, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, change in control, employment, retention, severance, retiree benefit, health benefit, fringe benefit, perquisite and similar plans, programs or arrangements sponsored, maintained or required to be sponsored or maintained by such Company or to which such Company has any liability (contingent or otherwise) (the “Benefit Plans”), and such Company will not be a “participating employer” with respect to any Benefit Plans; provided, however, to the extent following such Closing such Company continues to be a Controlled Group Member, it may have liability with respect to certain Benefit Plans as a result of such Controlled Group Member status. Immediately following such Closing, such Company will not have any liabilities under or other obligations in respect of any Benefit Plan other than any liabilities (contingent or otherwise) such Company may have as a result of being a Controlled Group Member.

Section 4.15 Tax Matters.

(a) All material Tax Returns that are required to be filed by or with respect to a Company on or before the relevant Closing Date after which that Company is directly or indirectly held, in whole or in part, by SEP (taking into account any valid extension of time within which to file), have been or will be timely filed on or before such Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to any Company have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued on the Financial Statements.

(c) No material examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 4.15(a) or any Taxes of or with respect to any Company are currently pending or have been proposed in writing or, to the Knowledge of SE Corp, have been threatened.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any material amount of Taxes of or with respect to the Companies or any material Tax Returns of or with respect to the Companies.

(e) No Company will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the relevant Closing Date after which that Company is directly or indirectly held, in whole or in part, by SEP, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (iii) any installment sale or open transaction disposition made on or prior to such Closing Date, or (iv) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Tax Law) to include any material item of income in or exclude any material item of deduction from taxable income for any Tax period ending after such Closing Date.

(f) There are no Encumbrances other than Permitted Encumbrances on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(g) Other than as set forth in Section 4.15(g) of the SE Corp Disclosure Schedule, since January 1, 2007, none of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than groups the common parent of which was SE Corp or which were comprised solely of Affiliates of SE Corp.

(h) No state, local or non-U.S. jurisdiction in which any of the Companies has not filed Tax Returns has asserted that any of the Companies is required to file a Tax Return in such jurisdiction.

(i) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner or other third party.

(j) No Company is a party to, is bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding.

(k) No Company has participated in any (i) “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) (or any comparable Laws of jurisdictions other than the United States) or (ii) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of jurisdictions other than the United States).

(l) Section 4.15(l) of the SE Corp Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications (provided such classifications have been made since January 1, 2007), as of the date of this Agreement, of each Company for U.S. federal and state Tax purposes.

(m) Each Company that is treated as a partnership for U.S. federal income tax purposes has made or will make a valid election pursuant to Section 754 of the Code.

(n) Notwithstanding any other representation and warranty in this Article IV, the representations and warranties set forth in this Section 4.15 are SE Corp’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.16 Compliance. The Companies are and since January 1, 2012 have been in compliance (i) with the applicable provisions of the Natural Gas Act, the Natural Gas Policy Act and the Interstate Commerce Act and (ii) with all applicable rules, regulations, orders, certificates and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets. Each Company has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Company with the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets except as would not, individually or in the aggregate, have a Material Adverse Effect, and such material tariffs, forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, there are no investigations or audits by the FERC or any state utility commission pending (of which SE Corp or any of its Affiliates has received written notice or has Knowledge), or, to the Knowledge of SE Corp, threatened relating to the Companies’ businesses, operations, assets, rates, tariffs or services.

Section 4.17 Insurance.

(a) The Companies maintain policies of property and casualty insurance insuring the properties, assets, employees and/or operations of the Companies (collectively, the “Policies”) with policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods and other provisions that a reasonable prudent operator of similar assets would maintain and all such Policies are in full force and effect. All premiums payable under such Policies (including, with respect to each Policy of each Company, premiums covering all periods up to and including the relevant Closing after which that Company is directly or indirectly held, in whole or in part, by SEP) have been or will be paid in a timely manner and the Companies have complied in all material respects with the terms and conditions of all such Policies.

(b) None of the Companies is in default in any material respect under any provisions of the Policies. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received with respect to any of the Policies. Such Policies are sufficient for compliance with the minimum stated requirements under all Material Contracts to which any of the Companies is a party.

(c) Section 4.17(c) of the SE Corp Disclosure Schedule sets forth a list, from January 1, 2008, of all events noticed by or on behalf of the Companies with the Companies’ third-party excess property insurance, potential losses in respect of which may exceed $2,500,000, and events noticed by or on behalf of the Companies with the Companies’ third-party excess general liability insurance, potential losses in respect of which may exceed $5,000,000, in each case relating to the Company Systems, without respect to any deductible or retention, and whether or not an insurance claim was filed with the applicable insurer.

Section 4.18 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SE Corp or any of its Affiliates who is entitled to any fee or commission from the Companies or their respective Affiliates in connection with the Transactions for which SEP, any of its Affiliates or the Companies would be liable.

Section 4.19 No Other Business. None of the Companies has engaged in any material respect in any business other than the business of the construction, ownership, operation, and maintenance of the Company Systems.

Section 4.20 Intellectual Property. (a) Each of the Companies owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted, (b) no third party has asserted in writing against any Company or any of its Affiliates a claim that any Company is infringing on the intellectual property of such third party and (c) to the Knowledge of SE Corp, no third party is infringing on the Intellectual Property owned by any of the Companies.

Section 4.21 Bank Accounts. Section 4.21 of the SE Corp Disclosure Schedule sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Companies maintain with any bank or financial institution and the names and addresses of the financial institutions maintaining each such account.

Section 4.22 Transactions with Affiliates. There are no Contracts between any of the Companies or any of their directors, managers, officers, employees or consultants, or any member of their immediate families, on the one hand, and SE Corp or any Affiliate of SE Corp (which, for the avoidance of doubt, does not include the Companies) or any of their directors, managers, officers, employees or consultants or any members of their immediate families, on the other hand, other than the Continuing Intercompany Agreements, Intercompany Agreements that will cease to be Intercompany Agreements on or before First Closing, and Intercompany Agreements that will be terminated or will expire in accordance with Section 6.10.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV, none of SE Corp, any Contributor, any of its or their respective Affiliates, any of its or their respective stockholders, trustees, members, fiduciaries or Representatives, or any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Contributor, the Companies, their respective Affiliates, the Company Systems, the Conveyed Interests, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in Article III and this Article IV, SE Corp disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by SE Corp, any Contributor, or any of its or their respective Affiliates or its or their respective stockholders, trustees, members, fiduciaries or Representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. None of SE Corp, any Contributor, any of its or their respective Affiliates, any of its or their respective stockholders, trustees, members, fiduciaries or Representatives or any other Person has made or is making any representations or warranties to SEP or any other Person regarding the probable success or profitability of the Companies or the Conveyed Interests (whether before or after any of the Closings), including regarding the possibility or likelihood of any action, application, challenge, claim, proceeding or review, regulatory or otherwise, including, in each case, in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, Release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to any of the Companies or the Company Systems.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SEP

Except as set forth in the SEP Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), SEP represents and warrants to SE Corp as follows:

Section 5.1 Organization and Qualification. SEP has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware.

Section 5.2 Corporate Authorization. SEP has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other

Transaction Documents, the performance of SEP’s obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action of SEP. This Agreement and the other Transaction Documents to which SEP is or will be a party have been or will be duly executed and delivered by SEP and, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of SEP, enforceable against SEP in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications required by applicable Laws that are set forth on Section 5.3 of the SEP Disclosure Schedule (the “SEP Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by SEP or any of its Affiliates from, or to be given by SEP or any of its Affiliates to, or be made by SEP or any of its Affiliates with, any Person (including any Government Entity) in connection with the execution, delivery and performance by SEP of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP to consummate the Transactions.

Section 5.4 Non-Contravention. Assuming the receipt of all SEP Approvals, the execution and delivery by SEP of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of SEP, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SEP pursuant to, any Contract to which SEP is a party (with or without notice or lapse of time or both) or (c) assuming the receipt of all Contributor Approvals, a breach or violation of, or a default under, any Law to which SEP or its Affiliates are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP to consummate the Transactions.

Section 5.5 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of SEP, threatened, against SEP or any of its properties or assets before any Government Entity except as would not, individually or in the aggregate, prevent or materially impair or delay the ability of SEP to consummate the Transactions.

Section 5.6 Financing. At the First Closing, SEP will have sufficient funds to pay the SE Capital-Steckman Ridge Loan Payment and the Cash Distribution (and the Closing Cash Distribution, to the extent it exceeds $500 million, shall be sourced by SEP solely from debt proceeds under indebtedness that meets all the requirements of Section 6.14(c)).

Section 5.7 Investment Intent. SEP is receiving the equity ownership interests included in the Conveyed Interests for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling such Conveyed Interests (a) in violation of the Securities Act or any other applicable Law or (b) in a manner that would result in the recognition of gain or loss by any Contributor for U.S. federal income tax purposes. SEP acknowledges and agrees that such Conveyed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law and (ii) without complying with the terms of the Organizational Documents of the relevant Company.

Section 5.8 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SEP or any of its Affiliates who is entitled to any fee or commission from SEP or any of its Affiliates in connection with the Transactions for which SE Corp or any of its Affiliates would be liable.

Section 5.9 Issuance of Total Unit Consideration.

(a) Upon issuance, all of the Total Unit Consideration, the Second Closing Exchanged GP Units and the Third Closing Exchanged GP Units will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws. Upon issuance, the Total Unit Consideration, the Second Closing Exchanged GP Units and the Third Closing Exchanged GP Units will be fully paid (to the extent required by the SEP Partnership Agreement) and, other than the General Partner Units comprising a portion of the Total Unit Consideration, the Second Closing Exchanged GP Units and the Third Closing Exchanged GP Units, nonassessable (subject to 6 Del. Code §§ 17-303, 17-607 and 17-804).

(b) Upon consummation of the First Closing Transactions, SE Transmission will acquire good and valid title to all of the SE Transmission (SE Transmission II) Unit Consideration, SE SESH will acquire good and valid title to all of the SE SESH First Closing Unit Consideration, SE Sabal Trail will acquire good and valid title to all of the SE Sabal Trail Unit Consideration, and MLP GP will acquire good and valid title to all of the MLP GP General Unit Consideration, in each case free and clear of any Encumbrances other than transfer restrictions imposed thereon by securities Laws or arising under the SEP Partnership Agreement.

(c) Upon consummation of the Second Closing Transactions, SE SESH will acquire good and valid title to all of the SE SESH Second Closing Unit Consideration; SE Transmission will acquire good and valid title to all of the SE Transmission Second Closing Unit Consideration; and MLP GP will acquire good and valid title to all of the Second Closing Exchanged GP Units, in each case free and clear of any Encumbrances other than transfer restrictions imposed thereon by securities Laws or arising under the SEP Partnership Agreement.

(d) Upon consummation of the Third Closing Transactions, SE SESH will acquire good and valid title to all of the SE SESH Third Closing Unit Consideration, and MLP GP will acquire good and valid title to all of the Third Closing Exchanged GP Units, in each case free and clear of any Encumbrances other than transfer restrictions imposed thereon by securities Laws or arising under the SEP Partnership Agreement.

Section 5.10 SEP SEC Documents. SEP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “SEP SEC Documents”). The SEP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “SEP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SEP SEC Document filed prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The SEP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of SEP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to SEP and has not resigned or been dismissed as independent registered public accountants of SEP as a result of or in connection with any disagreement with SEP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 5.11 Independent Investigation; No Other Representations or Warranties. SEP acknowledges that in making the decision to enter into this Agreement and to consummate the Transactions, SEP has relied solely on (a) the basis of its own independent investigation of the Companies and the Company Systems, the Company Systems’ components and the risks related thereto and (b) upon the express written representations, warranties and covenants in this Agreement. Without limiting the foregoing, SEP expressly acknowledges the provisions set forth in Section 4.23. Except for the representations and warranties contained in this Article V, none of SEP, any of its Affiliates, any of its or their respective stockholders, trustees or Representatives, and any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to SEP or its Affiliates, or its or their respective businesses, the Total Unit Consideration, this Agreement, the other Transaction Documents to which SEP is or will be a party or the Transactions. Except for the representations and warranties contained in this Article V, (i) SEP disclaims, on behalf of itself and its Affiliates, any other representations or warranties, whether made by SEP, any of its Affiliates, any of their respective stockholders, trustees or Representatives or any other Person and (ii) SEP disclaims, on behalf of itself and its Affiliates, all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to SE Corp or to any Contributor or its or their respective Affiliates.

ARTICLE VI

COVENANTS

Section 6.1 Access and Information.

(a) From the date hereof until the First Closing Date (and thereafter until each later Closing Date, in respect of any Company that is to be contributed, directly or indirectly, in whole or in part to SEP on such later Closing Date), subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior notice, SE Corp shall afford (or cause to be afforded to) SEP and its Representatives reasonable access, during normal business hours, to the books and records, offices and properties of the Companies, furnish (or cause to be furnished) to SEP such additional financial and operational data and other information regarding the Companies as SEP may from time to time reasonably request, and make reasonably available (or cause to be made reasonably available) to SEP any employees whose assistance and expertise is necessary to assist in connection with SEP’s preparation to integrate the Companies into SEP’s organization following such Closing. Any such access or requests shall (i) be supervised by such Persons as may be designated by SE Corp and (ii) be conducted in such a manner so as not to interfere with any of the businesses or operations of any Contributor, any of the Companies or any of their respective Affiliates and shall not contravene any applicable Law. All requests for information made pursuant to this Section 6.1(a) shall be directed to such Person or Persons as may be designated by the Party receiving such request, and no Party shall directly or indirectly contact any Representative of the other Party or its Affiliates without the prior approval of such designated Person or Persons. SEP further agrees to comply fully with all rules, regulations and instructions issued by SE Corp, any Contributor or any of its or their respective Affiliates or other Persons in respect of SEP’s or its Representatives’ actions while upon, entering or leaving any properties of SE Corp, any Contributor or any of its or their respective Affiliates.

(b) From and after the relevant Closing after which a Company is directly or indirectly held, in whole or in part, by SEP, to the extent in connection with any reasonable business purpose in respect of that Company (including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and (iii) the determination of any matter relating to the rights or obligations of SE Corp and its Affiliates under this Agreement or any other Transaction Document, including matters contemplated by Section 2.4), subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, SEP shall (A) afford SE Corp and its respective Representatives reasonable access, during normal business hours, to the books, data, files, information and records of SEP and its Affiliates in respect of such Company (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to SE Corp such additional financial and other information regarding such Company as SE Corp may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to SE Corp the employees of SEP and its Affiliates (or, if applicable, any replacement manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist SE Corp, the relevant Contributor, their respective Affiliates and their respective Representatives in connection with such Persons’ inquiries for any of the purposes referred to in this Section 6.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of SEP or any of its Affiliates.

Section 6.2 Books and Records.

(a) Retention by SE Corp. SE Corp, the Contributors and its and their respective Affiliates shall have the right to retain (i) copies of all books and records and all Tax Returns and other information and documents relating to Tax matters of each Company, in each case, relating to periods ending on or prior to the relevant Closing Date after which that Company is directly or indirectly held, in whole or in part, by SEP (A) as required by any Government Entity, including any applicable Law or regulatory request or (B) as may be necessary for SE Corp, the Contributors and its and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, and (ii) all data room materials and all books and records prepared in connection with the Transactions, including (A) any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or (B) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any Contributor or the Companies. SE Corp shall preserve or cause the preservation of all such documents in respect of each Company for a period of at least six years after the latest Closing as a result of which that Company is directly or indirectly held, in whole or in part, by SEP. After the expiration of such six-year period, before SE Corp may dispose or allow the disposal of any such documents, SE Corp shall give SEP at least 90 days’ prior notice to such effect, and SEP shall be given an opportunity, at its own cost and expense, to remove and retain all or any of such documents as SEP may select.

(b) Manuals. Following the relevant Closing after which a Company is directly or indirectly held, in whole or in part, by SEP, SE Corp shall, and shall cause its Affiliates to, provide SEP with full access to all operating procedures, manuals, guidelines and other procedures used in connection with that part of the Company Systems owned or operated by such Company, including the general operating procedure control room manuals, the operating procedure control room manuals applicable to such part of the Company Systems, the portions of the emergency response plans applicable to such part of the Company Systems, the facility operating procedures for each pump station and terminal on such part of the Company Systems and the portions of welding manuals and integrity management plans, including facilities, natural hazards and tank integrity plans, and training program materials, modules, tests, evaluation criteria and related records applicable to such part of the Company Systems (collectively, the “Manuals”). To the extent not already in the possession of the relevant Company as of the relevant Closing, SE Corp shall, and shall cause any of its Affiliates to, make available to SEP following such Closing, upon SEP’s request, a copy of all of the Manuals and, to the extent in the possession of SE Corp or its Affiliates, all other books and records (including all (i) Tax Returns and other information and documents relating to Tax matters, (ii) copies of all financial information and all other accounting books and records, (iii) land and right of way records, (iv) compliance records, (v) minute books, (vi) stockholder, member or partner transfer ledgers, (vii) corporate seals, (viii) all operating records and (ix) operating and maintenance expenditures records including budgets and forecast data) whether in hard copy or electronic format, as applicable, and in each case, of or relating to such Company or relating to the business or operations of the part of the Company Systems owned or operated by such Company, but excluding any books and records relating to employees. From and after the relevant Closing after which a Company is directly or indirectly held, in whole or in part, by SEP, each of SE Corp and SEP shall preserve all such books and records in its possession relating to such Company or the operation of the part of the Company Systems owned or operated by such Company prior to such Closing for a period of six years after such Closing Date and shall make such books and records available to the other Party upon reasonable request. After the expiration of such six-year period, before either SE Corp or SEP may dispose of any of such books and records, in its possession, such Party shall give the other Party at least 90 days’ prior notice to such effect, and an opportunity, at its own cost and expense, to remove and retain copies of all or any part of such books and records. Notwithstanding the foregoing, each of SE Corp and SEP agrees that it shall preserve and keep all books and records relating to any proceeding, action, claim, suit, investigation or inquiry instituted by or before any Government Entity in respect of any Company (whether before or after the relevant Closing after which that Company is directly or indirectly held, in whole or in part, by SEP) for a period of ten years following the conclusion of such investigation if any reasonable possibility exists that such investigation or other proceeding may relate to matters occurring prior to such Closing without regard to the time limitations set forth in this Section 6.2.

Section 6.3 Conduct of Business.

(a) Subject to applicable Law and Section 6.3(b), in respect of each Company, during the period from the date hereof to the First Closing, except (A) as otherwise contemplated by this Agreement or as necessary to effectuate the Transactions, (B) for matters identified on Section 6.3(a) of the SE Corp Disclosure Schedule, (C) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (D) as SEP otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned) or (E) in connection with the development and build-out of the Systems Under Development in accordance with the relevant business plans relating thereto, (x) SE Corp shall cause such Company (I) to conduct the business of such Company and that part of the Company Systems owned or operated by such Company in the ordinary course of business, (II) to use their commercially reasonable efforts to preserve intact the business of such Company and that part of the Company Systems owned or operated by such Company and its relationships with its material customers, material suppliers and material creditors and (III) to keep in full force and effect the Policies applicable to such Company or other comparable insurance policies and (y) except in the ordinary course of business, SE Corp shall cause such Company not to, individually or in the aggregate:

(i) sell, lease, license, transfer or dispose of, or acquire, any assets except in the ordinary course of business or pursuant to the terms of a Material Contract;

(ii) terminate, materially extend or materially modify any Material Contract;

(iii) enter into a Contract (A) that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Contracts permitted by any other clause of this Section 6.3) or (B) with SE Corp or any of its Affiliates;

(iv) amend (including by merger, consolidation or conversion) any of the Organizational Documents of such Company;

(v) issue, sell, pledge, transfer, dispose of, or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to the First Closing) on, the Contributed Equity Interests of such Company, or securities convertible into or exchangeable for any equity interests, shares of capital stock or other equity interests of such Company, or any rights, warrants, options, calls or commitments to acquire any such shares, equity interests or other securities of such Company;

(vi) create or assume any Encumbrance, other than Permitted Encumbrances;

(vii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of the equity interests included in such Company;

(viii) settle any proceeding (other than one relating to Taxes, which shall be governed by clause (xvi)) against such Company unless such settlement (A) requires payment and the aggregate amount of settlement payments made by all of the Companies is less than $50,000,000, including such payment, (B) involves the unconditional release of such Company with respect to the subject matter of the proceeding and (C) does not impose any material obligations on the business or operations of such Company after the relevant Closing referred to in this Section 6.3(a);

(ix) hire or engage any employee or consultant or establish, adopt or assume any employee benefit plan, program, agreement or arrangement (other than, in the case of Texas Eastern Transmission, LP and Spectra Energy Aerial Patrol, LLC, in the ordinary course of business);

(x) merge or consolidate with any Person, other than another Company, convert to another form of entity or domesticate or transfer to another jurisdiction of organization or make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business);

(xi) purchase any assets or business of, or equity interests in, or make an investment in any Person, except for such purchases by all of the Companies in an aggregate amount not in excess of $50,000,000 or forming any new wholly-owned subsidiary;

(xii) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiii) incur any Indebtedness (in addition to that in existence at the date of this Agreement) other than (A) letters of credit, guaranties and bonds in the ordinary course of business, (B) serving as guarantor for any other Company or (C) Third Party Indebtedness up to $50,000,000;

(xiv) make any material change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP;

(xv) make (A) any material filings with the FERC or (B) to the extent material to the part of the Company Systems owned or operated by such Company, any filings with any other Government Entity, in each case, other than in the ordinary course of business, without prior consultation with SEP;

(xvi) (A) make a change in its accounting of Tax principles, methods or policies, (B) make any new Tax election or change or revoke any existing Tax election, (C) settle or compromise any Tax liability or refund, (D) file any amended Tax Return or claim for refund, or (E) enter into any closing agreement affecting any Tax liability or refund, in the case of any of the foregoing, which are or could reasonably be expected to be material to the business, financial condition or the results of operations of the Companies as a whole;

(xvii) acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement; or

(xviii) authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

(b) In respect of any Company that is not, for the entire period referred to in Section 6.3(a), wholly-owned, directly or indirectly, by SE Corp, SE Corp shall not be obligated to cause (or prevent, as applicable) the occurrence of the matters set forth in Section 6.3(a) except to the extent that SE Corp or any of its Affiliates has the power and authority, pursuant to the Organizational Documents of the relevant Company or pursuant to any Contract, to cause (or prevent, as applicable) the occurrence of such matters. To the extent that any such matter would, pursuant to the Organizational Documents of the relevant Company or to any Contract, require the vote or consent of SE Corp or any Affiliate of SE Corp, SE Corp shall (or shall cause such Affiliate to) vote against such matter or withhold such consent unless SEP has provided its consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.4 Regulatory Approvals.

(a) Subject to and in accordance with the provisions of this Section 6.4, each of the Parties shall use commercially reasonable efforts to obtain (and shall cooperate fully with the other Parties in obtaining) as promptly as practicable the Contributor Approvals, the SEP Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any of the other Transaction Documents and applicable Laws to consummate and make effective the Transactions as promptly as practicable and in any event, in respect of the First Closing Transactions, no later than the Outside Date. SEP shall pay all filing fees in connection with SEP Approvals. SE Corp shall pay all filing fees for all Contributor Approvals.

(b) As promptly as practicable, and in no event later than (i) fifteen Business Days after the date hereof, or (ii) such later date as such filings and notifications may be required, SE Corp and SEP shall make, or cause to be made, (i) any filings with, or notices to, the Wyoming Public Service Commission and promptly file any supplemental information required or requested in connection therewith and (ii) all filings and notifications with all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions.

(c) SE Corp and SEP may not, without the consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), (i) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Government Entity with additional time to review any or all of the Transactions or (ii) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Government Entity. Each of SE Corp and SEP shall use commercially reasonable efforts to supply promptly any information and documentary material that may be requested pursuant to any applicable Laws in connection with such filings or submissions.

(d) Subject to applicable Laws relating to the sharing of information, SE Corp and SEP shall promptly notify each other of any communication such Party receives from any Government Entity (other than communications for purely logistical purposes) and permit such other Party to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) by such Party, as applicable, to any Government Entity and shall provide such other Party with copies of all applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) between such Party, as applicable, or any of its Representatives, on the one hand, and any Government Entity or members of the staff of any Government Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and the other Transaction Documents, except with respect to Taxes (which are covered by Section 6.8). Except with respect to Taxes (which are covered by Section 6.8), neither Party shall agree to participate in any meeting or discussion with any Government Entity relating to the matters that are the subject of this Agreement (including in respect of satisfying or obtaining the SEP Approvals and the Contributor Approvals) or any of the other Transaction Documents unless such Party consults with the other Party in advance and, to the extent permitted by such Government Entity, gives such other Party the opportunity to attend and participate at such meeting or discussion. SE Corp and SEP shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other may reasonably request in connection with the foregoing and shall keep each other informed of the status of discussions relating to obtaining or concluding the SEP Approvals and the Contributor Approvals; provided, however, that the foregoing shall not require SE Corp and SEP or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of such Party or any of its respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any privileged information or confidential competitive information of such Party or any of its respective Affiliates or (iii) to disclose the valuation of, or any communications analyses or other work product regarding the valuation of, all or any part of (A) the Conveyed Interests, (B) the Total Unit Consideration, the Second Closing Exchanged GP Units and the Third Closing Exchanged GP Units, (C) the Companies or (D) the Companies’ assets. If either Party seeks to withhold information from the other Party for any reason permitted by this Section 6.4(d), such withholding Party shall nonetheless provide a redacted version of the information so withheld to the other Party and, subject to the requirement that such outside counsel not disclose the unredacted version to any other Person, a complete, unredacted version of the same to the outside legal counsel of the other Party. Neither Party shall be required to comply with any provision of this Section 6.4(d) to the extent that such compliance would be prohibited by applicable Law.

Section 6.5 Supplemental Disclosure. Any Disclosure Schedule may, from time to time, prior to the tenth day before a Closing Date on which any representations and warranties to which such Disclosure Schedule relates are required by Section 7.2(a) to be true and correct, be supplemented or amended with respect to any event, condition, fact or circumstance that arises or with respect to which Knowledge is first obtained after the date of this Agreement, that would cause or constitute an inaccuracy in, or breach of, any such representation or warranty. The Person supplementing or amending its Disclosure Schedule (the “Disclosing Party”) shall deliver a copy of the amendment or supplement, which shall clearly identify and highlight the relevant changes to such Disclosure Schedule (the “Supplemental Disclosure”) to SE Corp, if SEP is the Disclosing Party, or to SEP, if SE Corp is the Disclosing Party (in each case, the “Receiving Party”). The Receiving Party shall have ten days after receipt of such Supplemental Disclosure (the “Termination Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would reasonably be expected to result in the failure of the condition to any future Closing specified in Section 7.2(a)(i), if SE Corp is the Disclosing

Party, or Section 7.3(a), if SEP is the Disclosing Party, to be satisfied at such Closing, then the Receiving Party may terminate this Agreement by delivering a written notice of termination to the Disclosing Party prior to the expiration of the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach and describe why the failure of the condition to such Closing would reasonably be expected to occur). If a notice of termination is not received with respect to any Supplemental Disclosure within the Termination Period, the Receiving Party will be deemed to have waived its right to terminate with respect to such Supplemental Disclosure and the relevant Disclosure Schedule will be deemed, solely for the purpose of the Receiving Party’s condition to the relevant Closing as set forth in Section 7.2(a)(i) or Section 7.3(a), as applicable, and not for any other purpose under this Agreement (including the indemnification provisions in Article IX), to be amended and supplemented as described in the Supplemental Disclosure as of the date hereof. For the avoidance of doubt, no Supplemental Disclosure (whether or not a notice of termination is received with respect thereto during the Termination Period) shall be deemed to have amended or supplemented the relevant Disclosure Schedule for purposes of the condition to Closing set forth in Section 7.2(a)(iv).

Section 6.6 Insurance; Damage or Casualty Loss.

(a) If between the date hereof and a Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, SE Corp and its Affiliates become aware of a loss that has occurred to all or any portion of such Company’s properties prior to such Closing, which such loss (i) is potentially covered by any of the Policies and (ii) exceeds the applicable deductible under such Policy, then SE Corp and its Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(b) If between the date hereof and a Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, SE Corp and its Affiliates become aware of any claim of liability made against such Company or a circumstance arises that may give rise to a liability claim against such Company prior to such Closing, and such claim or circumstance (i) is potentially covered by any of the Policies and (ii) exceeds the applicable deductible under such Policy, then SE Corp and its Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(c) Subject to Section 6.6(d), between the date hereof and the latest Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, SE Corp shall not, and shall cause such Company not to, voluntarily compromise, settle or adjust any amounts payable by reason of any losses or claims referenced in Section 6.6(a) or Section 6.6(b) in excess of $50,000,000 in the aggregate without first obtaining the written consent of SEP, such consent not to be unreasonably withheld, conditioned or delayed.

(d) In respect of any Company that is not, for the entire period referred to in Section 6.6(c), wholly-owned, directly or indirectly, by SE Corp, SE Corp shall not be obligated to prevent any compromise, settlement or adjustment as described in Section 6.6(c) except to the extent that SE Corp has the power and authority, pursuant to the Organizational Documents of the relevant Company or pursuant to any Contract, to prevent the occurrence of such compromise, settlement or adjustment. To the extent that any such compromise, settlement or adjustment would, pursuant to the Organizational Documents of the relevant Company or to any Contract, require the vote or consent of SE Corp or any Affiliate of SE Corp, SE Corp shall (or shall cause such Affiliate to) vote against such compromise, settlement or adjustment or withhold its consent to such compromise, settlement or adjustment unless SEP has provided its consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.7 Pre-Closing Credit Support. Within 30 days after the earliest Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, SEP shall obtain, or cause to be obtained in the name of SEP or its Affiliates, replacement bonds, guaranties and letters of credit (each a “Replacement Credit Support”) for all bonds, guaranties and letters of credit posted by SE Corp or any of its Affiliates with respect to such Company (each a “Pre-Closing Credit Support”); provided, however, that the amount of each Replacement Credit Support shall be equal to the product of (a) the aggregate value of the Pre-Closing Credit Support being replaced and (b) the direct or indirect percentage interest of SEP in such Company following the relevant Closing. Following each Closing, SEP shall, and shall cause each of the Companies in which SEP has a direct or indirect interest after such Closing to, jointly and severally, indemnify and hold harmless SE Corp and its Affiliates from and against the product of (i) any and all Losses in respect of any such Company arising from or relating to any Pre-Closing Credit Support with respect to which SEP has not obtained a Replacement Credit Support and (b) the direct or indirect percentage ownership interest of SEP in such Company. SE Corp shall, and shall cause its Affiliates to, provide reasonable cooperation to SEP in connection with SEP’s efforts to obtain each Replacement Credit Support pursuant to this Section 6.7.

Section 6.8 Tax Matters.

(a) Tax Indemnity by SE Corp; Refunds. Subject to Section 9.4(h), SE Corp shall be liable for and indemnify the SEP Indemnified Parties for (i) Taxes imposed on or with respect to any Company, to the extent contributed directly or indirectly to SEP on any Closing Date, or for which such Company may otherwise be liable for any taxable year or period that begins before such Closing Date and ends on or before such Closing Date (a “Pre-Closing Period”) and, with respect to any taxable year or period beginning on or before and ending after such Closing Date (a “Straddle Period”), the portion of such taxable year or period ending at the end of such Closing Date, including any such Taxes for which the relevant Company may be liable as a transferee or successor, (ii) the portion of the Transfer Taxes for which SE Corp is liable under Section 6.8(d), (iii) Taxes attributable to any taxable year or period beginning on or before such Closing Date imposed on the relevant Company under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, other than, in the case of this clause (iii), any such Taxes attributable to any affiliated group of which SEP or any of its Affiliates (other than the relevant Company) is the common parent and (iv) any Taxes imposed on or with respect to any Company as a result of the Restructuring; provided, however, SE Corp’s liability for Taxes hereunder shall be reduced to take into account the amount of any such Taxes taken into account in determining the relevant Company’s Financial Statements Current Liabilities and any portion of any Taxes attributable to interests in the relevant Company not acquired by SEP. To the extent any of the Taxes described in the previous sentence gives rise to any Tax deduction or Tax credit for any SEP Indemnified Party, the amount which shall be payable pursuant to this Section 6.8(a) shall be determined in accordance with the principles set forth in Section 9.8(c). SE Corp shall be entitled to any refund of Taxes of a Company received for any Pre-Closing Period of such Company and, with respect to any Straddle Period of such Company, for the portion of such taxable year or period ending at the end of the relevant Closing Date; provided, however, SE Corp’s entitlement to a refund of Taxes hereunder shall be reduced to take into account the amount of any such refund of Taxes taken into account in determining the relevant Company’s Financial Statements Current Assets. With respect to any Tax, this indemnity, and to the extent the indemnity in Section 9.2 covers the subject matter of this Section 6.8, that indemnity, shall survive until the date that is 90 days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax.

(b) Computation of Tax Liabilities. For purposes of Section 6.8(a), whenever it is necessary to determine the portion of any Taxes of a Company for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the relevant Closing Date, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the relevant Company as of the end of the relevant Closing Date; provided that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on such Closing Date after the Closing shall be deemed for the purposes of Section 6.8(a) to have taken place or arisen after such Closing Date.

(c) Tax Treatment of Tax Indemnity Payments. Any payment by SE Corp under Section 6.8(a) will be an adjustment to the Cash Distribution for Tax purposes, to the maximum extent permitted by applicable Law.

(d) Transfer Taxes. All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto, arising out of or in connection with, or resulting directly from, the Transactions (“Transfer Taxes”), shall be borne one-half by SE Corp and one-half by SEP, except that any interest, additions and penalties that arise as a result of a Person’s failure to timely and properly pay its portion of the Transfer Taxes shall be borne exclusively by such Person. SEP and SE Corp shall cooperate in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes.

(e) Cooperation with Respect to Taxes. After the relevant Closing after which a Company is directly or indirectly held, in whole or in part, by SEP, SEP and SE Corp shall cooperate in good faith in respect of any Tax matters relating to such Company

(including Tax audits, Tax Return preparations, and Tax Return filings) and keep each other reasonably informed about such matters on a timely basis. From and after such Closing, neither SEP nor any of its Affiliates (nor any Companies directly or indirectly held, in whole or in part, by SEP) shall agree to settle any Tax claim in respect of such Company that may be the subject of indemnification by SE Corp under Section 6.8(a) without the prior written consent of SE Corp, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Amendments, Etc.

(i) Neither SEP nor its Affiliates (nor any Companies directly or indirectly held, in whole or in part, by SEP) shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of any Company for any Pre-Closing Period or for any Straddle Period of that Company without the prior written consent of SE Corp, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of a Company without the prior written consent of SE Corp, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, SE Corp shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by SEP of the covenants contained in this Section 6.8(f)(i).

(ii) Neither SE Corp nor any of its Affiliates shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of any Company without the prior written consent of SEP, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment of a Company without the prior written consent of SEP, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, SEP shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by SE Corp of the covenants contained in this Section 6.8(f)(ii).

(g) Cancellation of Certain Tax Sharing Agreements. Prior to the last Closing after which a Company is directly or indirectly contributed, in whole or in part, to SEP, all Tax allocation, Tax sharing, Tax indemnity and similar agreements, arrangements and understandings between such Company, on the one hand, and SE Corp or any of its Affiliates (other than the Companies), on the other hand, shall be terminated with respect to such Company, and such Company will have no Liability under any such agreement, arrangement or understanding after the relevant Closing.

Section 6.9 Transfer Requirements. SE Corp shall take or cause to be taken all actions necessary or appropriate to satisfy or waive the Transfer Requirements applicable to the Transactions and to facilitate the consummation of the Transactions in accordance with the Organizational Documents of each Contributor and the Companies and the Conveyed Contracts, and SEP shall cooperate with SE Corp and execute or cause to be executed appropriate instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions and pursuant to the Organizational Documents of each Contributor and the Companies and the Conveyed Contracts.

Section 6.10 Intercompany Agreements. Prior to or concurrently with the First Closing, SE Corp shall, and shall cause its Affiliates to, terminate all Intercompany Agreements to which any Company is a party existing prior to the First Closing, except for Continuing Intercompany Agreements and any Intercompany Agreements that by their terms will cease to include SE Corp or its Affiliates as parties upon the First Closing.

Section 6.11 Financial Statements.

(a) After the date of this Agreement and prior to the First Closing, SE Corp shall deliver to SEP, as soon as reasonably feasible, copies of the 2013 Unaudited Financials and any monthly reports and quarterly or annual financial statements of the Companies, in each case, prepared in the ordinary course after the date of this Agreement and prior to the First Closing, in a format historically utilized by the Companies. SE Corp shall deliver to SEP from time to time copies of any further monthly reports and quarterly or annual financial statements of the Companies that are not held, directly or indirectly, as to 100% by SEP after the First Closing, in each case, prepared in the ordinary course after the First Closing and prior to the Third Closing, in a format historically utilized by the Companies.

(b) No later than 70 days after the First Closing Date, SE Corp shall deliver the following financial statements to SEP, each on a GAAP basis (including respective balance sheets, statements of income and cash flows and applicable footnotes), in such form as may be required by Rule 3-05(a) of Regulation S-X promulgated under the Securities Act to be filed with the Commission by SEP as a result of the Transactions consummated on or before such Closing Date, together with the unqualified audit opinion of the independent public accountants of the Companies for the financial statements in clause (i) below (collectively, the “Required Financials”): (i) audited combined financial statements of the Companies at and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (ii) unaudited combined financial statements on a GAAP basis of the Companies at and for any period(s) for 2013 as may be required by Rule 3-05(a) of Regulation S-X.

(c) From the date hereof until delivery of the Required Financials to SEP in accordance with Section 6.11(b), SE Corp shall keep SEP informed, and consult with SEP on a regular basis, with respect to the preparation of the Required Financials, including by promptly providing SEP with copies of any drafts of the Required Financials and promptly informing SEP of any correspondence and communications with the independent public accountants of the Companies relating to the Required Financials.

(d) SE Corp shall use its commercially reasonable efforts to cause the independent public accountants of the Companies to provide to SEP no later than the date on which the Required Financials must be filed with the Commission any consent necessary to the filing of the Required Financials with the Commission and any such customary representation letters as are necessary in connection therewith, provided, however, that SEP shall cooperate with and assist SE Corp and its Affiliates and the auditors engaged by the Companies, including promptly providing any information reasonably requested by any of them.

Section 6.12 Intercompany Payables and Intercompany Receivables. Prior to the First Closing, SE Corp shall (and shall cause its Affiliates, if applicable, to) cancel and extinguish any and all Non-Ordinary Course Intercompany Payables and Non-Ordinary Course Intercompany Receivables of each Company (except the SE Capital-Steckman Ridge Loan, which shall be assigned at the First Closing as set forth in this Agreement).

Section 6.13 Third-Party Consents; Assignments. From the date of this Agreement SE Corp shall use commercially reasonable efforts to obtain (and SEP shall cooperate with SE Corp’s efforts to obtain) all consents, approvals, waivers, authorizations, notices or filings required to be obtained by each Company from, or to be given by such Company to, or made by such Company with, any Person that is not a Government Entity pursuant to the matters set forth on Section 6.13 of the SE Corp Disclosure Schedule and any other Contracts, if any, to which such Company is a party and as to which a consent, approval, waiver, authorization, notice or filing is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions affecting such Company.

Section 6.14 Tax Treatment; Section 704(c); Transaction Recourse Debt.

(a) The Parties intend that the contribution of the Contributed Equity Interests to SEP and the payment of the Cash Distribution by SEP are properly characterized as transactions, respectively, described in Section 721(a) and 731 of the Code.

(b) The Parties hereby agree that, for purposes of applying Section 704(c) of the Code to the transactions contemplated by this Agreement, SEP shall adopt the remedial method under Treasury Regulation Section 1.704-3(d) with respect to the difference between fair market value and adjusted tax basis, as of each relevant Closing Date, of the assets treated as having been contributed to it for U.S. federal income tax purposes on such Closing Date (“Built-in Gain”). For purposes of determining Built-in-Gain pursuant to this Section 6.14(b), the Parties shall agree to cooperate in good faith in the preparation of a schedule reflecting the relative fair market value of the interests contributed to SEP and of underlying assets of the Companies (“Allocation Schedule”). Within 90 days following the Closing, SE Corp shall submit a draft Allocation Schedule to SEP for its review and reasonable comment. Within 15 days after the receipt of such draft Allocation Schedule, SEP shall submit any comments it may have to the draft Allocation Schedule to SE Corp, and SE Corp shall consider these comments in good faith. Within 15 days after receipt of such comments, SE Corp shall prepare, and submit to SEP, a final Allocation Schedule.

(c) The Parties understand and agreed that, prior to the First Closing, SEP shall enter into one or more credit facilities all or a portion of the proceeds of which shall be used to fund the payment of the excess of the Closing Cash Distribution over $500 million. All borrowings pursuant to such facilities shall be referred to as “Base Distribution Debt” and SEP shall cause the terms of the Base Distribution Debt to include provisions necessary to cause the Base Distribution Debt to constitute MLP GP Recourse Liability. The Parties have agreed to take such steps as may be appropriate to cause a portion of the Base Distribution Debt at least equal to the excess of the Closing Cash Distribution over $500 million to be allocable to the Base Cash Distribution pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation Section 1.163-8T. The Parties intend that the distribution of the proceeds of the Base Distribution Debt shall qualify as a “debt-financed transfer” not taken into account as part of a “disguised sale” of property contributed to SEP under Treasury Regulation Sections 1.707-3 and 1.707-5(b).

(d) During the greater of (i) the original term to maturity of the Base Distribution Debt (but in any event no longer than 10 years) and (ii) the period of four (4) years following the First Closing, the Parties shall ensure (and shall cause their respective Affiliates to ensure) that MLP GP’s “allocable share” of the Base Distribution Debt (or any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c)) will not be less than the entire outstanding principal balance of the Base Distribution Debt outstanding immediately after the First Closing.

(e) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 6.14, except with the prior written consent of SE Corp or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Government Entity with competent jurisdiction.

Section 6.15 SEP Equity Offerings. SEP shall not use SEP Restricted Equity Proceeds to directly or indirectly fund distributions pursuant to Article 6 of the SEP Partnership Agreement. For the avoidance of doubt this Section 6.15 shall not limit SEP’s ability to utilize SEP Restricted Equity Proceeds to fund capital expenditures of SEP or any of its Subsidiaries (including any acquisitions, mergers or joint ventures).

Section 6.16 Net Worth of MLP GP. MLP GP will maintain a net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2), applying those principles as if MLP GP were a disregarded entity for federal income tax purposes) that is not less than the principal amount of the Base Distribution Debt outstanding immediately after the First Closing, together with all other indebtedness of SEP that immediately after the First Closing constitutes an MLP GP Recourse Liability, which amount will be reduced by principal payments by SEP on such indebtedness and which amount will not be increased by any new borrowings by SEP.

Section 6.17 Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 6.18 Distributions.

(a) If any distribution of cash is made by any Company (other than a Working Capital Company) after the direct or indirect contribution of all or part of such

Company to SEP pursuant to this Agreement, and such distribution is related to a period of time that includes, but does not end on, the Closing Date of such contribution (a “Distribution Straddle Period”), SEP shall, promptly upon its receipt of any such cash distribution attributable to its direct or indirect interest in such Company, pay to the relevant Contributor an amount in cash equal to the product of (i) the amount of such cash distribution attributable to SEP’s direct or indirect interest in such Company and (ii) the quotient of (A) the number of days in the period beginning on the first day of the Distribution Straddle Period and ending on and including the relevant Closing Date and (ii) the total number of days in the Distribution Straddle Period. To the extent designated in writing by the relevant Contributor prior to closing, any payment by SEP pursuant to this Section 6.18(a) shall be characterized as a retention by such relevant Contributor of the right to its share of the cash distribution by the relevant Company for the Distribution Straddle Period.

(b) For the avoidance of doubt, SE Corp agrees on behalf of itself and each Contributor that, notwithstanding any provision of the SEP Partnership Agreement to the contrary:

(i) none of the SE Transmission First Closing Unit Consideration, the SE SESH First Closing Unit Consideration, the SE Sabal Trail Unit Consideration or the MLP GP First Closing Unit Consideration shall be entitled to receive, and each Contributor waives any right in respect thereof to receive, any quarterly cash distribution from SEP to SEP unitholders that is attributable to any quarterly period that ends prior to the First Closing, whether or not the First Closing Date is prior to the record date for such quarterly cash distribution;

(ii) none of the SE SESH Second Closing Unit Consideration or the SE Transmission Second Closing Unit Consideration shall be entitled to receive, and each Contributor waives any right in respect thereof to receive, any quarterly cash distribution from SEP to SEP unitholders that is attributable to any quarterly period that ends prior to the Second Closing, whether or not the Second Closing Date is prior to the record date for such quarterly cash distribution; and

(iii) the SE SESH Third Closing Unit Consideration shall not be entitled to receive, and each Contributor waives any right in respect thereof to receive, any quarterly cash distribution from SEP to SEP unitholders that is attributable to any quarterly period that ends prior to the Third Closing, whether or not the Third Closing Date is prior to the record date for such quarterly cash distribution.

Section 6.19 Reimbursement of Capital Expenditures. Payments of cash by SEP to SE Transmission and MLP GP pursuant to Article 2 or Section 6.18(a) that are not funded with Base Distribution Debt shall be treated as a reimbursement of capital expenditures to the extent provided in Treasury Regulation Section 1.707-4(d).

Section 6.20 Capital Accounts/Amendment. The Parties agree (i) that for purposes of determining the increases in the Capital Accounts (as defined in the SEP Partnership Agreement) of SE Transmission and the MLP GP with respect to the contribution of property in exchange for the Unit Consideration, the contributed assets shall be valued by reference to the fair market value of the Common Units issued net of any distributions waived pursuant to Section 6.18(b), and (ii) the MLP GP shall take steps to amend the SEP Partnership Agreement so as to suspend the application of Section 6.1(d)(iii) of such agreement with respect to such waived distribution. It is the intent of the Parties that as a result of the application of this provision, following the distribution that is subject to waiver under Section 6.18(b), the per Unit Capital Accounts attributable to the Common Units included in the Unit Consideration shall be the same as the per Unit Capital Account attributable to all other Common Units of SEP.

ARTICLE VII

CONDITIONS TO CLOSINGS

Section 7.1 Conditions to the Obligations of SEP and SE Corp. The obligations of SE Corp and SEP to effect each Closing are subject to the satisfaction (or waiver), at or prior to such Closing, of each of the following conditions (provided that the failure of any condition to be satisfied in respect of any subsequent Closing shall not affect the validity and effectiveness of any previous Closing):

(a) Approvals. All Contributor Approvals and SEP Approvals required for such Closing shall have been satisfied or obtained.

(b) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions to be consummated at such Closing shall be in effect.

Section 7.2 Conditions to the Obligations of SEP.

(a) First Closing. The obligation of SEP to effect the First Closing is subject to the satisfaction (or waiver), at or prior to the First Closing, of each of the following conditions:

(i) Representations and Warranties. (A) The representations and warranties of SE Corp set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Conveyed Interests) and 3.4(a) (Non-Contravention), and in Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Capitalization), 4.4 (Non-Contravention), and 4.8(b) (Absence of Changes) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the First Closing Date as if made on and as of the First Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the other representations and warranties of SE Corp set forth in Article III and Article IV shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the First Closing Date as if made on and as of the First Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the First Closing by SE Corp shall have been duly performed by SE Corp in all material respects.

(iii) Certificate. SEP shall have received a certificate, signed by a duly authorized officer of SE Corp and dated the First Closing Date, to the effect that the conditions set forth in Sections 7.2(a)(i) and 7.2(a)(ii) have been satisfied with respect to SE Corp.

(iv) No Material Adverse Effect. Since the date of this Agreement, except for any event, state of facts or circumstances disclosed to SEP in the Disclosure Schedules (but, excluding for purposes of this Section 7.2(a)(iv), any Supplemental Disclosure), no event, state of facts or circumstances shall have occurred that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(b) Second Closing. The obligation of SEP to effect the Second Closing is subject to the satisfaction (or waiver), at or prior to the Second Closing, of each of the following conditions:

(i) The representations and warranties of SE Corp set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Conveyed Interests) and 3.4(a) (Non-Contravention), and in Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Capitalization) and 4.4 (Non-Contravention) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the Second Closing Date as if made on and as of the Second Closing Date (except to the extent that any such representation and warranty (A) expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, or (B) relates to a Company, with respect to which all of the Conveyed Interests in respect of such Company were contributed, directly or indirectly, to SEP on the First Closing Date).

(ii) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Second Closing by SE Corp shall have been duly performed by SE Corp in all material respects.

(iii) Certificate. SEP shall have received a certificate, signed by a duly authorized officer of SE Corp and dated the Second Closing Date, to the effect that the conditions set forth in Sections 7.2(b)(i) and 7.2(b)(ii) have been satisfied with respect to SE Corp.

(c) Third Closing. The obligation of SEP to effect the Third Closing is subject to the satisfaction (or waiver), at or prior to the Third Closing, of each of the following conditions:

(i) The representations and warranties of SE Corp set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Conveyed Interests) and 3.4(a) (Non-Contravention), and in Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Capitalization) and 4.4 (Non-Contravention) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the Third Closing Date as if made on and as of the Third Closing Date (except to the extent that any such representation and warranty (A) expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, or (B) relates to a Company, with respect to which all of the Conveyed Interests in respect of such Company were contributed, directly or indirectly, to SEP on the First Closing Date or the Second Closing Date).

(ii) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Third Closing by SE Corp shall have been duly performed by SE Corp in all material respects.

(iii) Certificate. SEP shall have received a certificate, signed by a duly authorized officer of SE Corp and dated the Third Closing Date, to the effect that the conditions set forth in Sections 7.2(c)(i) and 7.2(c)(ii) have been satisfied with respect to SE Corp.

Section 7.3 Conditions to the Obligations of SE Corp. The obligation of SE Corp to effect each Closing is subject to the satisfaction (or waiver by SEP), at or prior to such Closing, of each of the following conditions:

(a) Representations and Warranties.

(i) In respect of the First Closing, the representations and warranties of SEP set forth in Article V shall be true and correct as of the date of this Agreement and as of the First Closing Date as if made on and as of the First Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay or impair the ability of SEP to consummate the Transactions to be consummated at the First Closing or otherwise to perform its obligations under this Agreement; and

(ii) In respect of the Second Closing and the Third Closing, the representations and warranties of SEP set forth in Sections 5.1 (Organization and Qualification), 5.2 (Corporate Authorization), 5.4 (Non-Contravention) and 5.9 (Issuance of Total Unit Consideration) shall be true and correct as of the date of this Agreement and as of such Closing Date as if made on and as of such Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay or impair the ability of SEP to consummate the Transactions to be consummated at such Closing or otherwise to perform its obligations under this Agreement.

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to such Closing by SEP shall have been duly performed by SEP in all material respects.

(c) Certificate. SE Corp shall have received a certificate, signed by a duly authorized officer of SEP and dated such Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement:

(i) except for any event, state of facts or circumstances disclosed to SE Corp in the Disclosure Schedules (but, excluding for purposes of this Section 7.3(d), any Supplemental Disclosure), no event, state of facts or circumstances shall have occurred that has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

(ii) except for any event, state of facts or circumstances disclosed to SE Corp in the Disclosure Schedules (but, excluding for purposes of this Section 7.3(d), any Supplemental Disclosure), no event, state of facts or circumstances shall have occurred that has resulted in or could reasonably be expected to result in a material adverse effect on the assets, liabilities, capitalization, business, financial condition or results of operations of SEP.

The conditions in this Section 7.3(d) shall apply in respect of the First Closing and not in respect of the Second Closing or Third Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the First Closing by the mutual written consent of SE Corp and SEP.

Section 8.2 Termination by SE Corp or by SEP. This Agreement may be terminated at any time prior to the First Closing by SE Corp or by SEP:

(a) by giving written notice of such termination to SEP, in the case of a termination by SE Corp, or to SE Corp, in the case of a termination by SEP, if the First Closing has not occurred by December 31, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to SE Corp or to SEP where the failure of SE Corp or the failure of SEP, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the First Closing to occur prior to the Outside Date;

(b) by giving written notice of such termination to SEP, in the case of a termination by SE Corp, or to SE Corp, in the case of a termination by SEP, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material part of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.2(b) shall not be available to SE Corp or to SEP where the failure of SE Corp or the failure of SEP, respectively, to fulfill any of its obligations under this Agreement has caused or resulted in such order, decree, ruling or action; or

(c) by giving written notice of such termination to SEP, in the case of a termination by SE Corp, or to SE Corp, in the case of termination by SEP, pursuant to Section 6.5.

Section 8.3 Termination by SE Corp. This Agreement may be terminated at any time prior to the First Closing by SE Corp if there has been a breach of any representation, warranty, covenant or agreement made by SEP in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by SE Corp to SEP and (ii) one Business Day prior to the Outside Date; provided that SE Corp is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a)(i) or Section 7.2(a)(ii) not to be satisfied.

Section 8.4 Termination by SEP. This Agreement may be terminated at any time prior to the First Closing by SEP if there has been a breach of any representation, warranty, covenant or agreement made by SE Corp in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a)(i) or Section 7.2(a)(ii) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by SEP to SE Corp and (ii) one Business Day prior to the Outside Date; provided that SEP is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be satisfied.

Section 8.5 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or its respective Affiliates, or its or their respective partners, directors, officers or employees, pursuant to this Agreement except for the obligations of SE Corp and SEP contained in this Section 8.5 and in Article X (and any related definitional provisions set forth in Article I). Notwithstanding the foregoing, nothing in this Section 8.5 shall relieve SE Corp or SEP from liability for any willful breach of this Agreement that arose prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.1 Survival. (a) The representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Conveyed Interests), 3.4(a) (Non-Contravention), 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Capitalization), 4.4 (Non-Contravention), and 4.18 (No Brokers or Finders) of this Agreement (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in 4.14 (Employee Benefit Matters) and 4.15 (Tax Matters) shall survive the Closings until the date that is 90 days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), (c) the representations and warranties in Section 4.12 (Properties) and Section 4.13 (Environmental Matters) shall survive for a period of three years from the First Closing Date and (d) all other representations and warranties in this Agreement shall survive the Closings for a period of 20 months from the First Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 9.2 or Section 9.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closings will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to a Closing shall terminate at that Closing. The period during which any such representation and warranty survives is the “Survival Period” for such representation and warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to Losses in respect of which notice, in reasonable detail, is given pursuant to this Agreement prior to the end of the Survival Period for such representation or warranty until such Losses are finally resolved and paid. For the avoidance of doubt, SE Corp’s obligations with respect to the Retained Liabilities and SEP’s obligations with respect to the Company-Related Indemnity Matters shall survive indefinitely.

Section 9.2 Indemnification by SE Corp.

(a) Subject to the limitations set forth in Section 9.4, SE Corp hereby agrees that it shall indemnify, defend and hold harmless, without duplication, SEP, its Affiliates (including the Companies, to the extent held directly or indirectly by SEP after such Closing and fulfilling the requirements of the definition of Affiliate in this Agreement) and their respective directors, managers, officers, shareholders, members, partners, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “SEP Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the SEP Indemnified Parties, to the extent arising out of:

(i) from and after each Closing, any breach of any representation or warranty in Article III or Article IV of this Agreement, made by SE Corp at the date of this Agreement or as of the relevant Closing Date, for the period such representation or warranty survives;

(ii) from and after each Closing, any breach by SE Corp of any covenant or agreement made by SE Corp in this Agreement and required by this Agreement to be performed on or before the relevant Closing; and

(iii) the Retained Liabilities.

(b) For purposes of this Section 9.2, whether any representations and warranties have been breached, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

Section 9.3 Indemnification by SEP.

(a) Subject to the limitations set forth in Section 9.4, SEP hereby agrees that it shall indemnify, defend and hold harmless SE Corp and its Affiliates, directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Contributor Indemnified Parties” and collectively with the SEP Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Contributor Indemnified Parties, to the extent arising out of:

(i) from and after each Closing, any breach of any representation or warranty in Article V, made by SEP at the date of this Agreement or as of the relevant Closing Date, for the period such representation or warranty survives;

(ii) from and after each Closing, any breach by SEP of any covenant or agreement made by SEP in this Agreement and required by this Agreement to be performed on or before the relevant Closing;

(iii) from and after the First Closing, the Company-Related Indemnity Matters; and

(iv) from and after the First Closing, the SE US Liabilities.

(b) For purposes of this Section 9.3, whether SEP has breached any of its representations and warranties herein, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

Section 9.4 Limitations.

(a) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 4.15 or (B) any of the Fundamental Representations, SE Corp shall not be liable to the SEP Indemnified Parties for any Losses with respect to the matters contained in Section 9.2(a)(i) unless and until the aggregate of all Losses therefrom for which SE Corp would otherwise be liable exceeds an amount equal to $106,000,000 (the “Deductible”), after which SE Corp shall only be liable for Losses in excess of the Deductible.

(b) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 4.15 or (B) any of the Fundamental Representations, SE Corp shall not be liable to the SEP Indemnified Parties with respect to the matters contained in Section 9.2(a)(i) for any individual Loss (or series of related Losses arising from a common set of facts), except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds $2,000,000 (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible in Section 9.4(a).

(c) In no event shall SE Corp’s aggregate liability to the SEP Indemnified Parties for Losses with respect to the matters contained in Section 9.2(a)(i) exceed $1,060,000,000 (the “Cap”), except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 4.15 or (B) any of the Fundamental Representations, in which case SE Corp’s aggregate liability to SEP Indemnified Parties pursuant to Section 9.2(a)(i) for such Losses shall not exceed an amount equal to the Cash Distribution.

(d) In no event shall SEP’s aggregate liability to the Contributor Indemnified Parties for Losses with respect to matters contained in Section 9.3(a)(i) exceed $1,060,000,000. In no event shall SEP’s aggregate liability to the Contributor Indemnified Parties in respect of the SE US Liabilities pursuant to Section 9.3(a)(iv) exceed $50,000,000.

(e) As to any Losses claimed by an SEP Indemnified Party and suffered by a Company, 100% of such Losses (and not just the percentage thereof that represents SEP’s interest in such Company) shall be counted towards the Deductible and the Cap hereunder. To the extent any SEP Indemnified Party other than a Company has a claim under Section 9.2(a)(i) or under Section 6.8(a) for Losses suffered by any of the Companies, such SEP Indemnified Party shall only be entitled to recover the percentage of such Losses that represents SEP’s interest in the relevant Company.

(f) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable under this Article IX for any exemplary, punitive, special, consequential, incidental or indirect damages, including lost profits or diminution of value or any loss of goodwill or possible business after any Closing, whether actual or prospective, except to the extent any such damages are included in any Third-Party Claim against a SEP Indemnified Party for which such SEP Indemnified Party is entitled to indemnification under this Agreement.

(h) Each Indemnified Party shall use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or a Third-Party Claim for which the Indemnifying Party may have Liability to such Indemnified Party, such Indemnified Party shall notify the Indemnifying Party promptly and implement such reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom.

Section 9.5 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than those relating to Taxes, which are the subject of Section 6.8) (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third-Party Claim, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim. For purposes of this Article IX, any existing or future claims related to the Retained Liabilities or the Company-Related Indemnity Matters shall be subject to the same procedures as Third-Party Claims.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party

Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ a single separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall participate in such defense and employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. For the avoidance of doubt, nothing in this Section 9.5 shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

Section 9.6 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party (provided, that, in the event of a good faith dispute with respect to a Loss, the

Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 30 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties to such dispute have agreed to submit thereto.

Section 9.7 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 or Section 9.3 hereof shall be treated as adjustments to the Cash Distribution to the maximum extent permitted by applicable Tax Law.

Section 9.8 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Cash Distribution Adjustment. In calculating the amount of any Loss for which SEP is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Loss shall be deducted to the extent reflected in the Final Statement and taken into account for any adjustment to the Cash Distribution or other adjustment in accordance with Section 2.3 and Section 2.4.

(c) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss. The amount of adjustment for any such Tax benefit shall equal (i) in the case of a Tax deduction, (A) the amount of the Tax deduction multiplied by (B) the applicable combined federal, state and provincial corporate income tax rates in effect for the year in which the applicable indemnity payment is made or (ii) in the case of a Tax credit, 100%. In the case of any Tax deduction that will be recognized, or any Tax credit that will be utilized, in taxable years after the year in which the indemnity payment is made, the Tax benefit shall be discounted using a discount rate equal to 5%.

(d) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the third party in respect thereof, exceeds (ii) the full amount of the Indemnifying Party’s portion of such Loss.

Section 9.9 Remedies; Exclusive Remedy. Except in the case of fraud and as otherwise provided in Section 10.8, the rights and remedies under this Article IX are exclusive and in lieu of any and all other rights and remedies that the Contributor Indemnified Parties may have against SEP or that the SEP Indemnified Parties may have against SE Corp under this Agreement or otherwise with respect to the Companies, the Conveyed Interests or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Each of the Parties expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party and its respective Affiliates, now or in the future under any Law with respect to the Transactions. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the Transactions.

Section 9.10 Tax Indemnification. To the extent that SE Corp or SEP may be liable for indemnification for any Taxes under both Section 6.8 and this Article IX, SE Corp or SEP, as applicable, shall only be liable under Section 6.8.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to SE Corp and SEP, respectively, at the following addresses or facsimile numbers (or at such other address or facsimile number for SE Corp and SEP as shall be specified for such purpose in a notice given in accordance with this Section 10.1):

To SEP:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP

1350 I Street, NW, Ste. 1100

Washington, DC 20005

Facsimile: 202-662-2739

Attn: William J. Cooper

To SE Corp:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Vinson & Elkins, LLP

1001 Fannin, Suite 2500

Houston, TX 77002

Facsimile: 713-615-5649

Attn: Douglas S. Bland

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person against whom the waiver is to be effective. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article IX hereof.

Section 10.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of SEP and SE Corp and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of any Party or any entity that directly or indirectly controls any Party shall constitute an assignment hereunder), without the prior written consent of the other, except as provided in Section 10.5, and any attempted or purported assignment in violation of this Section 10.3 shall be null and void; provided that, after the First Closing, (a) SEP may, in its sole discretion, without the consent of SE Corp, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of SEP and (b) SE Corp may, without the consent of SEP, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate; provided that, in either case, (i) such assignment shall not relieve the assigning party of its obligations hereunder, (ii) such assignment shall not have any adverse tax consequence to the non-assigning party or parties and (iii) the assigning Person shall within ten Business Days of such assignment notify all parties to this Agreement about such assignment, including providing copies of the documentation pursuant to which such assignment was effectuated. From and after the First Closing, each Person that is an Indemnified Party but not a party to this Agreement, shall be an express third-party beneficiary of Article 9. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits), and the other Transaction Documents contain the entire agreement among SE Corp and SEP with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.5 Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

Section 10.6 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Person signatory hereto incurring such costs and expenses.

Section 10.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

(b) Except as otherwise set forth in this Agreement, all actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction

Documents or the consummation of the Transactions shall be heard and determined exclusively in United States District Court for the Southern District of New York or any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of SE Corp and SEP hereby, on behalf of itself and its Affiliates from time to time, (i) irrevocably submits to the exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions brought by any of them, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.7(C).

Section 10.8 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, a Party, in the case of a breach by the other Party, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this

Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing on or before which the relevant obligation is required to be performed.

Section 10.9 Disclosure Schedules. Except with respect to any Supplemental Disclosure, which is governed by Section 6.5, the disclosure of any matter in any section or subsection of the SE Corp Disclosure Schedule or the SEP Disclosure Schedule (collectively, the “Disclosure Schedules”), as applicable, shall be deemed to be a disclosure under the respective Person’s Disclosure Schedule for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by any of the Parties, as applicable, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transactions require the consent of any third party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 10.9 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to SEP and its Representatives or SE Corp and its Representatives, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.11 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13 Action by SEP. With respect to any action (including any case where the agreement of, or selection by, SEP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SEP at any time (including after the Closings) with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of SEP.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

SE CORP:

SPECTRA ENERGY CORP

By:	/s/ Alan N. Harris
	Name:	Alan N. Harris
	Title:	Chief Development & Operations Officer

SEP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

	By:	/s/ Julie A. Dill
Name: Julie A. Dill
Title: President and Chief Executive Officer

Signature Page to Contribution Agreement

EXHIBIT A

COMPANIES

	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

1.	Algonquin Gas Transmission, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

2.	Black Cay Management, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

3.	Black Cay Transmission, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

4.	Copiah Storage, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

5.	DCP Sand Hills Pipeline, LLC	1/3	N	Delaware	Spectra Energy Sand Hills Holding, LLC as to 1/3	None	Spectra Energy Sand Hills Holding, LLC

6.	DCP Southern Hills Pipeline, LLC	1/3	N	Delaware	Spectra Energy Southern Hills Holding, LLC as to 1/3	None	Spectra Energy Southern Hills Holding, LLC

7.	Egan Hub Storage, LLC	100%[1]	Y	Delaware	Market Hub Partners	None	SE Transmission II and Spectra Energy Southeast MHP Holding, LLC

8.	Express Holdings (USA), LLC	60%[2]	Y	Delaware	Spectra Energy Express Holding II, LLC as to 60%	Spectra Energy Express Restructure Co., ULC (100%), Express Pipeline, LLC (100%), Platte Pipeline Co, LLC (100%)	Spectra Energy Express Holding II, LLC

9.	Express Pipeline, LLC	100%[3]	Y	Delaware	Express Holdings (USA), LLC	None	Spectra Energy Express Holding II, LLC

[1]	Effective Ownership Percentage is 50%, as the Ownership Percentage of Market Hub Partners is 50%.
[2]	As at the date of this Agreement, 40% of this Company is held by SEP.
[3]	Effective Ownership Percentage is 60%, as the Ownership Percentage of Express Holdings (USA), LLC is 60%.

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	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

10.	Gulfstream Management & Operating Services, LLC	50%	N	Delaware	Spectra Energy Transmission, LLC as to 50%	None	SE Transmission II

11.	Gulfstream Natural Gas System, LLC	1%[4]	N	Delaware	Spectra Energy Southeast Pipeline Corporation as to 1%	None	(N/A – it is itself a Contributed Entity)

12.	Islander East Pipeline Company, LLC	50%	N	Delaware	Spectra Energy Islander East Pipeline Company, LLC as to 50%	None	SE Transmission II

13.	M&N Management Company (to be converted in the Restructuring to M&N Management Company, LLC)	100%	Y	Delaware	Spectra Energy Transmission, LLC	Maritimes & Northeast Pipeline, LLC (38.77%)	SE Transmission II

14.	M&N Operating Company, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

15.	Maritimes & Northeast Pipeline, LLC	38.77%[5]	Y	Delaware	M&N Management Company	None	SE Transmission II

16.	Market Hub Partners Holding	50%[6]	Y	Delaware	Spectra Energy Southeast MHP Holding, LLC as to 2%; Spectra Energy MHP Holding, LLC as to 48%	Moss Bluff Hub, LLC (100%), Egan Hub Storage, LLC (100%)	SE Transmission II and Spectra Energy Southeast MHP Holding, LLC

17.	Moss Bluff Hub, LLC	100%	Y	Delaware	Market Hub Partners	None	SE Transmission II and Spectra Energy Southeast MHP Holding, LLC

[4]	As at the date of this Agreement, 49% of this Company is held by SEP.
[5]	As at the date of this Agreement, 38.76% of this Company is held by Westcoast Energy (U.S.), LLC, a wholly-owned subsidiary of SEP.
[6]	As at the date of this Agreement, 50% of this Company is held by Spectra Energy Partners MHP Holding, LLC, a wholly-owned subsidiary of SEP.

2

	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

18.	Platte Pipe Line Company, LLC	100%[7]	Y	Delaware	Express Holdings (USA), LLC	None	Spectra Energy Express Holding II, LLC

19.	Port Barre Investments, LLC (d/b/a Bobcat Gas Storage)	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

20.	Renaissance Gas Transmission, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

21.	Sabal Trail Management, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

22.	Sabal Trail Transmission, LLC	67%	Y	Delaware	Spectra Energy Sabal Trail Transmission, LLC as to 67%	None	(N/A – it is itself a Contributed Entity)

23.	SESH Capital, LLC	100%[8]	N	Delaware	SESH Sub Inc. as to 1%; Southeast Supply Header, LLC as to 99%	None	Southeast Supply Header, LLC

24.	SESH Sub Inc.	100%[9]	N	Delaware	Southeast Supply Header, LLC as to 100%	SESH Capital, LLC (1%)	Southeast Supply Header, LLC

25.	Southeast Supply Header, LLC	50%	N	Delaware	Spectra Energy Southeast Supply Header, LLC as to 50%	SESH Sub Inc. (100%), SESH Capital, LLC (99%)	(N/A – it is itself a Contributed Entity)

26.	Spectra Energy Administrative Services, LLC	100%	Y	Delaware	Spectra Energy Capital, LLC	None	SE Transmission II

27.	Spectra Energy Aerial Patrol, LLC	100%	Y	Delaware	Spectra Energy Capital, LLC	None	SE Transmission II

28.	Spectra Energy County Line, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

29.	Spectra Energy Express Holding II, LLC	100%	Y	Delaware	Spectra Energy Partners (DE) GP, LP	Express Holdings (USA), LLC (60%)	(N/A – it is itself a Contributed Entity)

[7]	Effective Ownership Percentage is 60%, as the Ownership Percentage of Express Holdings (USA), LLC is 60%.
[8]	Effective Ownership Percentage is 50%, as the Ownership Percentage of SESH Sub Inc. is 100% and Southeast Supply Header, LLC is 50%.
[9]	Effective Ownership Percentage is 50%, as the Ownership Percentage of Southeast Supply Header, LLC is 50%.

3

	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

30.	Spectra Energy Express Restructure Co., ULC	100%[10]	Y	Nova Scotia	Express Holdings (USA), LLC	None	Spectra Energy Express Holding II, LLC

31.	Spectra Energy Islander East Pipeline Company, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	Islander East Pipeline Company, LLC (50%)	SE Transmission II

32.	Spectra Energy MHP Holding, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	Market Hub Partners (48%)	SE Transmission II and Spectra Energy Southeast MHP Holding, LLC

33.	Spectra Energy Sand Hills Holding, LLC	100%	Y	Delaware	Spectra Energy Southeast Pipeline Corporation	DCP Sand Hills, LLC (1/3)	(N/A – it is itself a Contributed Entity)

34.	Spectra Energy Southeast MHP Holding, LLC	100%	Y	Delaware	Spectra Energy Southeast Pipeline Corporation	Market Hub Partners (2%)	(N/A – it is itself a Contributed Entity)

35.	Spectra Energy Southeast Services, LLC	100%	Y	Delaware	Texas Eastern Transmission, LP	None	SE Transmission II

36.	Spectra Energy Southern Hills Holding, LLC	100%	Y	Delaware	Spectra Energy Southeast Pipeline Corporation	DCP Southern Hills, LLC (1/3)	(N/A – it is itself a Contributed Entity)

37.	Spectra Energy Supply Company, LLC	100%	Y	Delaware	Spectra Energy Transmission Resources, LLC	None	SE Transmission II

38.	Spectra Energy Transmission II, LLC[11]	100%	N/A	Delaware	Spectra Energy Transmission, LLC	[Please refer elsewhere in this Exhibit A.]	(N/A – it is itself a Contributed Entity)

[10]	Effective Ownership Percentage is 60%, as the Ownership Percentage of Express Holdings (USA), LLC is 60%.
[11]	This entity is not in existence as at the date of the Agreement. The Ownership Percentage and direct parent entity as set forth in respect of this entity shall be accurate upon the entity’s formation.

4

	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

39.	Spectra Energy Transmission Resources, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	Spectra Energy Supply Company, LLC (100%), Spectra Energy Westheimer, LP12 (99%), Texas Eastern Transmission, LP (99%), Steckman Ridge, LP (49.5%)	SE Transmission II

40.	Spectra Energy Transmission Services, LLC	100%	Y	Delaware	Spectra Energy Transmission, LLC	Spectra Energy Westheimer, LP13 (1%), Texas Eastern Transmission, LP (1%), Steckman Ridge GP, LLC (50%)	SE Transmission II

41.	Steckman Ridge GP, LLC	50%	N	Delaware	Spectra Energy Transmission Services, LLC as to 50%	Steckman Ridge, LP (1%)	(N/A – it is itself a Contributed Entity; part is also indirectly held by SE Transmission II)

42.	Steckman Ridge, LP	50%	N	Delaware	Spectra Energy Transmission Resources, LLC as to 49.5%; Steckman Ridge GP, LLC as to 1%	None	(N/A – it is itself a Contributed Entity; part is also indirectly held by SE Transmission II)

43.	Texas Eastern Communications, Inc. (to be converted in the Restructuring to Texas Eastern Communications, LLC)	100%	Y	Delaware	Texas Eastern Transmission, LP	None	SE Transmission II

[12]	Note that this entity is not a “Company”, and will be moved as part of the Restructuring.
[13]	Note that this entity is not a “Company”, and will be moved as part of the Restructuring.

5

	Company	Ownership Percentage	Consolidated (Y/N)	Jurisdiction of formation	On the Date of the Agreement Directly Held By	Company Owns Direct Interest In	Immediately before First Closing, to be Directly/Indirectly Held By (Contributed Entity)

44.	Texas Eastern Terminal Company (to be converted in the Restructuring to Texas Eastern Terminal Co, LLC)	100%	Y	Delaware	Texas Eastern Transmission, LP	None	SE Transmission II

45.	Texas Eastern Transmission, LP	100%	Y	Delaware	Spectra Energy Transmission Resources, LLC as to 99%; Spectra Energy Transmission Services, LLC as to 1%	Texas Eastern Communications, Inc. (100%), Texas Eastern Terminal Company (100%), Spectra Energy Southeast Services, LLC (100%)	SE Transmission II

46.	TPC Storage Holding Corp (to be converted in the Restructuring to TPC Storage Holding, LLC)	100%	Y	Delaware	Spectra Energy Transmission, LLC	None	SE Transmission II

6

EXHIBIT B

CLOSING TRANSACTIONS

PART 1 – FIRST CLOSING TRANSACTIONS

1.	SE Transmission will contribute to SEP, SE Transmission’s right, title and interest in and to Y% of the ownership interests of SE Transmission II (the “SE Transmission II (SE Transmission) Contributed Interest”), and SEP would:

(a)	accept such right, title and interest and be admitted as a member of SE Transmission II; and

(b)	issue to SE Transmission [ ] Common Units (the “SE Transmission (SE Transmission II) Unit Consideration”) (to be adjusted on First Closing pursuant to Section 2.3).

2.	SE SESH will contribute to SEP, SE SESH’s right, title and interest in and to 24.95% of the ownership interests of Southeast Supply Header, LLC (a Delaware limited liability company) (the “First Closing SESH Contributed Interest”) (such that SE SESH will hold 25.05% and SEP will hold 24.95%, with a third party holding the remaining 50%), and SEP would:

(a)	accept such right, title and interest and be admitted as a member of Southeast Supply Header, LLC; and

(b)	issue to SE SESH [ ] Common Units (the “SE SESH First Closing Unit Consideration”) (to be adjusted on First Closing pursuant to Section 2.3).

3.	SE Sabal Trail will contribute to SEP, SE Sabal Trail’s right, title and interest in and to 67% of the ownership interests of Sabal Trail Transmission, LLC (a Delaware limited liability company) (the “Sabal Trail Contributed Interest”), and SEP would:

(a)	accept such right, title and interest and be admitted as a member of Sabal Trail Transmission, LLC; and

(b)	issue to SE Sabal Trail [ ] Common Units (the “SE Sabal Trail Unit Consideration”) (to be adjusted on First Closing pursuant to Section 2.3).

4.	MLP GP will contribute to SEP, MLP GP’s right, title and interest in and to:

(a)	1% of the ownership interests of Gulfstream Natural Gas System, L.L.C. (a Delaware limited liability company) (the “Gulfstream Contributed Interest”) (such that SEP will hold 50% of the ownership interests of Gulfstream Natural Gas System, L.L.C., with the remaining 50% held by a third party);

1

(b)	100% of the ownership interests of Spectra Energy Sand Hills Holding, LLC (a Delaware limited liability company) (the “Sand Hills Contributed Interest”) (such that SEP will hold 100% of the ownership interests of Spectra Energy Sand Hills Holding, LLC);

(c)	100% of the ownership interests of Spectra Energy Southern Hills Holding, LLC (a Delaware limited liability company) (the “Southern Hills Contributed Interest”) (such that SEP will hold 100% of the ownership interests of Spectra Energy Southern Hills Holding, LLC);

(d)	100% of the ownership interests of Spectra Energy Southeast MHP Holding, LLC (a Delaware limited liability company) (the “MHP Contributed Interest”) (such that SEP will hold 100% of the ownership interests of Spectra Energy MHP Holding, LLC);

(e)	100% of the ownership interests of Spectra Energy Express Holding II, LLC (a Delaware limited liability company) (the “SE Express Holding Contributed Interest”) (such that SEP will hold 100% of the ownership interests of Spectra Energy Express Holding II, LLC); and

(f)	[ ]% (“X%”) of the ownership interests of SE Transmission II (the “SE Transmission II (MLP GP) Contributed Interest”) (such that, together with the contribution from SE Transmission contemplated in paragraph 1 above, SEP will hold 100% of the ownership interests of SE Transmission II), and SEP would accept such right, title and interest in each case and be admitted as a member of each of Spectra Energy Sand Hills Holding, LLC, Spectra Energy Southern Hills Holding, LLC, Spectra Energy Southeast MHP Holding, LLC and Spectra Energy Express Holding II, LLC, and issue to MLP GP [            ] General Partner Units (the “MLP GP General Unit Consideration”).

5.	In consideration of the contributions contemplated by paragraphs 1 and 4 above, SEP would pay to MLP GP and SE Transmission the Cash Distribution (by payment of the Base Cash Distribution at First Closing, subject to adjustment in accordance with Section 2.3 and Section 2.4) as follows: MLP GP—$[ ] and SE Transmission—$[ ].

6.	SE Capital will assign to SEP all of its rights under the SE Capital-Steckman Ridge Loan. In consideration of the assignment of the SE Capital-Steckman Ridge Loan, SEP would assume all of the obligations of SE Capital in respect of the SE Capital-Steckman Ridge Loan and pay to SE Capital the SE Capital-Steckman Ridge Loan Payment.

7.	SE Corp will (or will cause its relevant Affiliate (as applicable), other than any of the Companies, to) assign to SEP all of SE Corp or such Affiliate’s rights under each of the Conveyed Contracts other than the SE Capital-Steckman Ridge Loan. In consideration of the assignment of such rights under such Conveyed Contracts, SEP would assume all of the obligations of SE Corp or its relevant Affiliate under such Conveyed Contracts.

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8.	SEP and SE Corp will cause the New Business Services Agreements, the New License Agreements, the Secondment Services Agreement and the Amended and Restated Omnibus Agreement to be entered into by their respective Affiliates that are parties thereto.

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PART 2 – SECOND CLOSING TRANSACTIONS

1.	SE SESH will contribute to SEP, SE SESH’s right, title and interest in and to 24.95% of the ownership interests of Southeast Supply Header, LLC (the “Second Closing SESH Contributed Interest”) (such that SE SESH will hold 0.1% and SEP will hold 49.9%, with the remaining 50% being held by a third party), and SEP would:

(a)	accept such right, title and interest; and

(b)	issue to SE SESH [ ] Common Units (the “SE SESH Second Closing Unit Consideration”) (to be adjusted on Second Closing pursuant to Section 2.3).

2.	SE Transmission will contribute to SEP, SE Transmission’s right, title and interest in and to 1% of the ownership interest of Steckman Ridge GP, LLC (a Delaware limited liability company) (the “Steckman Ridge GP Contributed Interest”) (such that SEP will hold 1% and Spectra Energy Transmission Services, LLC (a Delaware limited liability company and, after the First Closing, an indirect, wholly-owned subsidiary of SEP) will hold 49%, with the remaining 50% being held by a third party), and SEP would:

(a)	accept such right, title and interest and be admitted as a member of Steckman Ridge GP, LLC; and

(b)	issue to SE Transmission [ ] Common Units (the “SE Transmission (Steckman Ridge GP) Unit Consideration”) (to be adjusted on Second Closing pursuant to Section 2.3).

3.	SE Transmission will contribute to SEP, SE Transmission’s right, title and interest in and to 0.99% of the ownership interest of Steckman Ridge, LP (a Delaware limited partnership) (the “Steckman Ridge LP Contributed Interest”) (such that SEP will hold 0.99%, Spectra Energy Transmission Resources, LLC will hold 48.51% and Steckman Ridge GP, LLC will hold 1%, with the remaining 49.5% being held by a third party), and SEP would:

(a)	accept such right, title and interest and be admitted as a member of Steckman Ridge, LP; and

(b)	issue to SE Transmission [ ] Common Units (the “SE Transmission (Steckman Ridge LP) Unit Consideration” and, together with the SE Transmission (Steckman Ridge GP) Unit Consideration, the “SE Transmission Second Closing Unit Consideration”) (to be adjusted on Second Closing pursuant to Section 2.3).

4.	MLP GP will exchange [ ] Common Units into [ ] General Partner Units (the “Second Closing Exchanged GP Units”) in accordance with the SEP Partnership Agreement in order to maintain an aggregate 2% general partner interest of MLP GP in SEP.

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PART 3 – THIRD CLOSING TRANSACTIONS

1.	SE SESH will contribute to SEP, SE SESH’s right, title and interest in and to 0.1% of the ownership interest of Southeast Supply Header, LLC (the “Third Closing SESH Contributed Interest”) (such that SEP will hold 50%, with the remaining 50% being held by a third party), and SEP would:

(a)	accept such right, title and interest; and

(b)	issue to SE SESH [ ] Common Units (the “SE SESH Third Closing Unit Consideration”) (to be adjusted on Third Closing pursuant to Section 2.3).

2.	MLP GP will exchange [ ] Common Units into [ ] General Partner Units (the “Third Closing Exchanged GP Units”) in accordance with the SEP Partnership Agreement in order to maintain an aggregate 2% general partner interest of MLP GP in SEP.

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EXHIBIT C

CLOSING DELIVERABLES

PART 1A – FIRST CLOSING DELIVERABLES BY SEP

(i) SEP shall issue, in certificated or book entry form, to SE Transmission the SE Transmission (SE Transmission II) Unit Consideration (subject to adjustment pursuant to Section 2.3);

(ii) SEP shall issue, in certificated or book entry form, to SE SESH the SE SESH First Closing Unit Consideration;

(iii) SEP shall issue, in certificated or book entry form, to SE Sabal Trail the SE Sabal Trail Unit Consideration;

(iv) SEP shall issue, in certificated or book entry form, to MLP GP the MLP GP General Unit Consideration;

(v) SEP shall pay to MLP GP and SE Transmission the Closing Cash Distribution by wire transfer of immediately available U.S. federal funds to an account specified by MLP GP;

(vi) SEP shall deliver to SE Corp an executed counterpart of an assignment and assumption agreement in form reasonably acceptable to the Parties in respect of the rights and obligations of SE Capital under the SE Capital-Steckman Ridge Loan, and pay to SE Capital the SE Capital-Steckman Ridge Loan Payment by wire transfer of immediately available U.S. federal funds to an account specified by SE Corp;

(vii) SEP shall deliver to SE Corp an executed counterpart of an assignment and assumption agreement in form reasonably acceptable to the Parties in respect of the rights and obligations of SE Corp or its Affiliate (as applicable) under the Conveyed Contracts other than the SE Capital-Steckman Ridge Loan;

(viii) SEP shall deliver to SE Corp the Amended and Restated Omnibus Agreement, the Employee Secondment Agreement, each of the New Business Services Agreements and each of the New License Agreements, in each case executed by SEP or its applicable Affiliate or Affiliates;

(ix) SEP shall deliver to SE Corp the certificate to be delivered at First Closing pursuant to Section 7.3(c);

(x) SEP shall deliver to SE Corp the First Closing Cross Receipt executed by SEP; and

(xi) SEP shall deliver (or cause to be delivered) to the relevant Contributors or their Affiliates such instruments of assignment, novation, release or termination and other instruments as may be required to effectuate the First Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by SEP.

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PART 1B – FIRST CLOSING DELIVERABLES BY SE CORP

(i) SE Transmission shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the SE Transmission II (SE Transmission) Contributed Interest and such other documentation as is reasonably required to transfer the SE Transmission II (SE Transmission) Contributed Interest to SEP and to admit SEP as a member of SE Transmission II;

(ii) SE SESH shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the First Closing SESH Contributed Interest and such other documentation as is reasonably required to transfer the First Closing SESH Contributed Interest to SEP and to admit SEP as a member of Southeast Supply Header, LLC;

(iii) SE Sabal Trail shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the Sabal Trail Contributed Interest and such other documentation as is reasonably required to transfer the Sabal Trail Contributed Interest to SEP and to admit SEP as a member of Sabal Trail Transmission, LLC;

(iv) MLP GP shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the Gulfstream Contributed Interest, the Sand Hills Contributed Interest, the Southern Hills Contributed Interest, the MHP Contributed Interest, the SE Express Holding Contributed Interest and the SE Transmission II (MLP GP) Contributed Interest, and such other documentation as is reasonably required to transfer the Gulfstream Contributed Interest, the Sand Hills Contributed Interest, the Southern Hills Contributed Interest, the MHP Contributed Interest, the SE Express Holding Contributed Interest and the SE Transmission II (MLP GP) Contributed Interest to SEP and to admit SEP as a member of Spectra Energy Sand Hills Holding, LLC, Spectra Energy Southern Hills Holding, LLC, Spectra Energy Southeast MHP Holding, LLC and Spectra Energy Express Holding II, LLC;

(v) SE Capital shall deliver to SEP an executed counterpart of an assignment and assumption agreement in form reasonably acceptable to the Parties in respect of the rights and obligations of SE Capital under the SE Capital-Steckman Ridge Loan;

(vi) SE Corp shall deliver, or cause to be delivered, to SEP a counterpart of an assignment and assumption agreement in form reasonably acceptable to the Parties in respect of the rights and obligations of SE Corp or its Affiliate (as applicable) under the Conveyed Contracts other than the SE Capital-Steckman Ridge Loan, executed by SE Corp or its relevant Affiliate;

(vii) SE Corp shall deliver, or cause to be delivered, to SEP a counterpart of the Amended and Restated Omnibus Agreement, the Employee Secondment Agreement, each of the New Business Services Agreements and each of the New License Agreements, in each case executed by each party thereto, other than SEP or its Affiliates;

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(viii) SE Corp shall deliver to SEP the certificate to be delivered at First Closing pursuant to Section 7.2(a)(iii);

(ix) SE Corp shall deliver to SEP the First Closing Cross Receipt executed by SE Corp;

(x) SE Corp shall deliver, or cause to be delivered, to SEP a certificate of good standing or the equivalent of recent date for each of the Companies from their respective jurisdictions of organization; and

(xi) SE Corp shall deliver, or cause to be delivered, to SEP such instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the First Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by the relevant Contributor or Company.

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PART 2A – SECOND CLOSING DELIVERABLES BY SEP

(i) SEP shall issue, in certificated or book entry form, to SE SESH the SE SESH Second Closing Unit Consideration;

(ii) SEP shall issue, in certificated or book entry form, to SE Transmission the SE Transmission Second Closing Unit Consideration;

(iii) SEP shall issue, in certificated or book entry form, to MLP GP the Second Closing Exchanged GP Units;

(iv) SEP shall deliver to SE Corp the certificate to be delivered at Second Closing pursuant to Section 7.3(c);

(v) SEP shall deliver to SE Corp the Second Closing Cross Receipt executed by SEP; and

(vi) SEP shall deliver (or cause to be delivered) to the relevant Contributors or their Affiliates such instruments of assignment, novation, release or termination and other instruments as may be required to effectuate the Second Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by SEP.

PART 2B – SECOND CLOSING DELIVERABLES BY SE CORP

(i) SE SESH shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the Second Closing SESH Contributed Interest and such other documentation as is reasonably required to transfer the Second Closing SESH Contributed Interest to SEP;

(ii) SE Transmission shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the Steckman Ridge GP Contributed Interest and Steckman Ridge LP Contributed Interest and such other documentation as is reasonably required to transfer the Steckman Ridge GP Contributed Interest and Steckman Ridge LP Contributed Interest to SEP and to admit SEP as a member of Steckman Ridge GP, LLC and as a limited partner of Steckman Ridge, LP;

(vii) SE Corp shall deliver to SEP the certificate to be delivered at Second Closing pursuant to Section 7.2(b)(iii);

(viii) SE Corp shall deliver to SEP the Second Closing Cross Receipt executed by SE Corp;

(ix) SE Corp shall deliver, or cause to be delivered, to SEP a certificate of good standing or the equivalent of recent date for each of Southeast Supply Header, LLC, Steckman Ridge GP, LLC and Steckman Ridge, LP from their respective jurisdictions of organization; and

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(x) SE Corp shall deliver, or cause to be delivered, to SEP such instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Second Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by the relevant Contributor or Company.

(xi) MLP GP shall deliver to SEP such documents as may be required by the Partnership Agreement or are otherwise reasonably necessary or desirable to effect the exchange of the Common Units, if any, to be exchanged by MLP GP for the Second Closing Exchanged GP Units (if applicable).

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PART 3A – THIRD CLOSING DELIVERABLES BY SEP

(i) SEP shall issue, in certificated or book entry form, to SE SESH the SE SESH Third Closing Unit Consideration;

(ii) SEP shall issue, in certificated or book entry form, to MLP GP the Third Closing Exchanged GP Units;

(iii) SEP shall deliver to SE Corp the certificate to be delivered at Third Closing pursuant to Section 7.3(c);

(iv) SEP shall deliver to SE Corp the Third Closing Cross Receipt executed by SEP; and

(v) SEP shall deliver (or cause to be delivered) to the relevant Contributors or their Affiliates such instruments of assignment, novation, release or termination and other instruments as may be required to effectuate the Third Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by SEP.

PART 3B – THIRD CLOSING DELIVERABLES BY SE CORP

(i) SE SESH shall deliver to SEP an executed counterpart of an assignment or assignments effecting the transfer to SEP of ownership of all of the Third Closing SESH Contributed Interest and such other documentation as is reasonably required to transfer the Third Closing SESH Contributed Interest to SEP;

(ii) SE Corp shall deliver to SEP the certificate to be delivered at Third Closing pursuant to Section 7.2(c)(iii);

(iii) SE Corp shall deliver to SEP the Third Closing Cross Receipt executed by SE Corp;

(iv) SE Corp shall deliver, or cause to be delivered, to SEP a certificate of good standing or the equivalent of recent date for Southeast Supply Header, LLC from its jurisdiction of organization; and

(v) SE Corp shall deliver, or cause to be delivered, to SEP such instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Third Closing Transactions pursuant to the Organizational Documents of the relevant Contributors and the relevant Companies, duly executed by the relevant Contributor or Company.

(vi) MLP GP shall deliver to SEP such documents as may be required by the Partnership Agreement or are otherwise reasonably necessary or desirable to effect the exchange of the Common Units, if any, to be exchanged by MLP GP for the Third Closing Exchanged GP Units (if applicable).

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EXHIBIT D

FORM OF FIRPTA CERTIFICATE

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be treated as the transferor of the property and not the disregarded entity. To inform Spectra Energy Partners, LP, a Delaware limited partnership (the “Transferee”), that withholding of tax is not required upon the disposition of any U.S. real property interests by [                    ], a Delaware [                    ] (the “Transferor”), the undersigned hereby certifies to Transferee the following on behalf of the Transferor.

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2. The Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3. The Transferor’s employer identification number is [            ]; and

4. The Transferor’s office address is [5400 Westheimer Court, Houston, Texas 77056].

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he/she has examined this certification and to the best of his/her knowledge and belief it is true, correct and complete, and he/she further declares that he/she has authority to sign this document on behalf of the Transferor.

[Remainder of Page Left Intentionally Blank]

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Executed this [    ] day of [            ], 201[    ].

[ ], a
Delaware [ ]

By:
Name:
Title:

Signature Page to FIRPTA Certificate

EXHIBIT E

FORM OF AMENDED AND RESTATED

OMNIBUS AGREEMENT

among

SPECTRA ENERGY CORP

SPECTRA ENERGY PARTNERS GP, LLC

SPECTRA ENERGY PARTNERS (DE) GP, LP

and

SPECTRA ENERGY PARTNERS, LP

AMENDED AND RESTATED

OMNIBUS AGREEMENT

THIS AMENDED AND RESTATED OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, [            ], 2013 (the “Effective Date”), and is by and among Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”), and Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Parties entered into that certain Omnibus Agreement effective as of July 2, 2007, which provided for the provision of certain services and indemnities by the General Partner, as amended by that certain First Amendment to Omnibus Agreement, effective as of April 4, 2008, and that certain Amendment No. 1 to Omnibus Agreement, effective as of June 1, 2010 (as so amended, the “Original Agreement”).

2. Spectra and the Partnership entered into that certain Contribution Agreement dated as of August 5, 2013, pursuant to which Spectra and the Partnership agreed to amend and restate the Original Agreement in its entirety to, among other things, eliminate the limit on the amount for which Spectra is entitled to reimbursed for certain corporate, general and administrative services that Spectra provides to the Partnership Group (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I.

Definitions

1.1 Definitions.

As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a

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series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” has the meaning given such term in the Partnership Agreement.

“Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws, including without limitation performance of any Environmental Activity; or

(ii) any event, omission or condition associated with ownership or operation of the IPO Partnership Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the IPO Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the IPO Partnership Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.

“Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration,

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bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the IPO Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“GP LLC” has the meaning given such term in the introduction to this Agreement.

“Gulfstream” means Gulfstream Natural Gas System, L.L.C., a Delaware limited liability company.

“Gulfstream Assets” means the assets owned by Gulfstream as of the IPO Closing Date.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

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“Indemnified Party” means each Partnership Group Member and Spectra, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article II.

“Indemnifying Party” means each of the Partnership and Spectra, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

“IPO Closing Date” means July 2, 2007 (the date of the closing of the Partnership’s initial public offering of Common Units).

“IPO Partnership Assets” means the natural gas transportation and storage assets (including the Gulfstream Assets, the Market Hub Assets and the interests in Gulfstream and Market Hub contributed to the Partnership in connection with its initial public offering and as more completely described in the Registration Statement) conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any Partnership Group Member, or owned by or necessary for the operation of the business, properties or assets of any Partnership Group Member, prior to or as of the IPO Closing Date.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“Market Hub” means Market Hub Partners Holding, a Delaware partnership.

“Market Hub Assets” means the assets owned by Market Hub as of the IPO Closing Date.

“Original Agreement” has the meaning given such term in the recitals to this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of the IPO Closing Date, as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of April 11, 2008, and as it may be further amended, modified or supplemented from time to time in accordance with the terms thereof.

“Partnership Entities” means GP LLC, the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term “Partnership Indemnitee” shall exclude Spectra and any Affiliate of Spectra which is not a Partnership Group Member.

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“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1, as amended, (Registration No. 333-141687) filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means all assets of Spectra and its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Spectra” has the meaning given such term in the introduction to this Agreement.

“Units” has the meaning given such term in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

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ARTICLE II.

Indemnification

2.1 Environmental Indemnification. Subject to the provisions of Section 2.3, the Partnership Group shall indemnify, defend and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Covered Environmental Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, relating to the IPO Partnership Assets occurring after the IPO Closing Date; provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Covered Environmental Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the IPO Closing Date except to the extent Spectra or any of its Subsidiaries, other than any Partnership Group Member, is indemnified by any Partnership Group Member for or against such Covered Environmental Loss pursuant to any other contract entered into after the IPO Closing Date.

2.2 Additional Indemnification.

(a) Subject to the provisions of Section 2.3, Spectra shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of:

(i) all federal, state and local income tax liabilities attributable to the ownership or operation of the IPO Partnership Assets prior to the IPO Closing Date, including any such income tax liabilities of Spectra and its Affiliates that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the IPO Closing Date; and

(ii) the assets, liabilities, business or operations associated with the Retained Assets and whether occurring before or after the IPO Closing Date;

provided, however, that, (A) in the case of clause (i) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations, and (B) in the case of clause (ii) above, in no event shall Spectra indemnify, defend or hold harmless the Partnership Group or any Partnership Indemnitee from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of any Retained Assets transferred by Spectra or any of its Affiliates, other than any Partnership Group Member, to any Partnership Group Member pursuant to any other contract entered into after the IPO Closing Date;

(b) Subject to the provisions of Section 2.3, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, by reason of or arising out of events and conditions associated with the operation of the IPO Partnership Assets that occurs on or after the IPO Closing Date (other

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than Covered Environmental Losses, which are covered by Section 2.1) except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 2.2(a); provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the IPO Closing Date except to the extent Spectra or any of its Subsidiaries, other than any Partnership Group Member, is indemnified by any Partnership Group Member for or against such Loss pursuant to any other contract entered into after the IPO Closing Date.

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The

7

Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE III.

Reimbursement Obligations

3.1 Reimbursement for Allocated Corporate, General and Administrative Expenses.

(a) The General Partner hereby agrees to provide (or to cause its Affiliates to provide) the Partnership Group, from and after the IPO Closing Date, with certain corporate, general and administrative services, including, but which may include (in whole or in part) and are not limited to, legal, accounting, compliance, treasury, insurance, risk management, health, safety and environmental, human resources, credit, payroll, internal audit, and tax (collectively, “Corporate Governance”). These Corporate Governance services shall be consistent in nature and quality to the services of such type provided by the General Partner and its Affiliates in connection with its management and operation of the Partnership’s assets prior to the Effective Date.

(b) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all expenses and expenditures the General Partner or its Affiliates incur or payments they make on behalf of the Partnership Group for these Corporate Governance services. Such reimbursable expenses shall also include employee benefits expenses for former employees of Spectra and its Affiliates arising out of services provided by such employees prior to the Effective Date with respect to assets or businesses that are owned by the Partnership as of the Effective Date.

(c) The General Partner shall be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and the General Partner and its Affiliates, on the other hand, in accordance with the foregoing provision on any reasonable basis.

3.2 Reimbursement for Direct Expenses.

(a) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all direct expenses and expenditures, other than costs allocated pursuant to Section 3.1, they incur or payments they make on behalf of the Partnership Group, including, but not limited to, (i) salaries of personnel performing services on the Partnership Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (ii) capital expenditures, (iii) maintenance and repair costs, (iv)

8

taxes and (v) direct expenses, including operating expenses and certain allocated operating expenses, associated with the ownership and operation of the Partnership’s assets; provided, that any allocated operating expenses shall be consistent in nature and quality to the services of such type provided by Spectra in connection with its management and operation of the Partnership’s assets prior to the Effective Date.

(b) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all expenses and expenditures they incur or payments they make as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation.

(c) The obligation of the Partnership Group to reimburse the General Partner and its Affiliates pursuant to this Section 3.2 shall not be subject to any monetary limitation.

3.3 Budgets: Capital; Operating and Maintenance Expenses; and Corporate Governance Expenses.

(a) Prior to final approval, the General Partner agrees to provide to the Partnership the annual estimated budgets for the capital expenditures and costs associated with the entities in which the Partnership has an ownership interest and for which the Partnership is required to reimburse Spectra and its Affiliates pursuant to Sections 3.1 and 3.2. In the course of preparing such budgets, the General Partner agrees to consult with the Partnership regarding such budgets prior to their approval.

(b) The General Partner agrees to promptly provide the Partnership with all budget forecast(s) and variance analyses prepared by the General Partner or its Affiliates in the normal course of business and related to the budgets described in Section 3.3(a), and will consult with the Partnership with respect to material variances and expenditures not initially included in such budgets.

ARTICLE IV.

Miscellaneous

4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

4.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business

9

day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

For notice to Spectra:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

For notice to the Partnership Entities:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Attention: Chief Financial Officer

4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by Spectra. This Agreement, other than the provisions set forth in Article II hereof, shall also terminate upon a Change of Control of GP LLC, the General Partner or the Partnership.

4.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

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4.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically intends that Spectra and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

4.8 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

4.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

4.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

4.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of Spectra, the Partnership or other Person shall have the right, separate and apart from Spectra or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

4.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Spectra or any Partnership Entity.

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4.16 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Omnibus Agreement on, and effective as of, the Effective Date.

SPECTRA ENERGY CORP

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS GP, LLC

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

[Signature Page to the Amended and Restated Omnibus Agreement]

Exhibit F

FORM OF BUSINESS SERVICES AGREEMENT

THIS BUSINESS SERVICES AGREEMENT (“Agreement”) is effective                     , 2013, between Spectra Energy Transmission II, LLC (“Contractor”), a Delaware limited liability company, and                     , a Delaware                      (“Client”).

RECITALS

WHEREAS, Client is engaged in the business of                     ,

WHEREAS, Contractor has management and administrative personnel available to assist Client in the conduct of its business, and

WHEREAS, Client wants to retain Contractor based on its experience to provide the Contract Services (as hereinafter defined) to Client in the conduct of Client’s business.

NOW, THEREFORE, in consideration of the recitals, the mutual promises in this Agreement, and other valuable consideration, the parties agree as follows:

1. Independent Contractor. Contractor shall perform the Contract Services as an independent contractor to Client. Nothing in this Agreement shall create any relationship other than that of an independent contractor (Contractor) and client (Client).

2. Term and Termination. This Agreement shall become effective [            ], 2013 and continue until terminated by either party giving the other party thirty (30) days’ prior written notice.

3. Non-Exclusive Agreement. Client shall have the right to obtain similar services to those provided under this Agreement from other providers, and Contractor shall have the right to offer similar services to clients other than Client.

4. Contract Services. Subject to the limitations imposed by this Agreement, Client hereby authorizes Contractor to perform business services, including information technology services, communications services, accounting services, office services, corporate materials services, real estate services, fleet services, general purchasing services, and other administrative and management services as may be mutually agreed upon by the parties (the “Contract Services”).

5. Power of Contractor. In connection with the Contract Services, Client hereby authorizes Contractor, on behalf of Client, to establish corporate polices and procedures with respect to the Contract Services, negotiate, purchase and maintain insurance coverage, enter into and perform management agreements, conduct litigation, incur legal expenses and settle claims and perform other management and administrative services in the ordinary course of Client’s business or as otherwise mutually agreed upon by the parties.

6. Duties of Contractor. Subject to the limitations imposed by this Agreement, Contractor shall perform its duties under this Agreement in a professional manner. Without limiting the generality of the foregoing, the duties of Contractor in connection with the Contract Services shall include providing consultants (who may be employees of Contractor), implementing day-to-day business activities of Client relating to the Contract Services, providing the Contract Services, maintaining records of the Contract Services and making those records available for inspection by Client, preparing reports and statements of costs of Contractor, administering contracts, leases, and business relationships, and conducting the Contract Services in compliance with all applicable laws, rules and regulations.

7. Compensation. In exchange for the Contract Services provided by Contractor to Client, Client agrees as follows:

(a)	Client shall pay Contractor a fee equal to two percent (2.00%) of the gross revenue of Client.

(b)	This fee shall be paid by Client to Contractor on the last day of each quarter, based on Client’s prior quarter’s gross revenue.

8. Subcontractors. Contractor may subcontract any portion of its duties to qualified subcontractors, including affiliates of Contractor, without further approval from Client.

9. Confidentiality. Information disclosed by either party to the other party during the performance of the Contract Services may include information that the providing party (or its suppliers) designates as confidential. The party receiving the confidential information shall keep the designated information in confidence and shall not voluntarily furnish or otherwise disclose it to any third party during or after completion of the Contract Services. Neither party shall be obligated to maintain the confidentiality of any information designated as confidential if (a) the information was in the receiving party’s possession or was known to the receiving party before its receipt from the other party and the receiving party was under no legal obligation to keep the information confidential, (b) the information is independently developed by the receiving party without the use of the confidential information, (c) the information is or becomes public knowledge without fault of the receiving party, or (d) the information is required to be disclosed pursuant to an order, law, regulation or subpoena; provided that the receiving party shall give the other party prompt notice of the required disclosure and shall limit disclosure to the information legally required to be disclosed.

10. Notices. Any notice, request, consent or communication under this Agreement shall be in writing and shall be effective (a) upon delivery when personally delivered, (b) three (3) days after it is sent by certified or registered mail, return receipt requested, postage paid, (c) one (1) day after it is sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) upon delivery when sent by facsimile, with receipt confirmed, addressed as follow:

If to Contractor:
Spectra Energy Transmission II, LLC
5400 Westheimer Ct.
Houston, TX 77056
Attention: [—]

If to Client:
[ ]
5400 Westheimer Ct.
Houston, TX 77056
Attention: [—]

Or to any other address furnished in writing by either party to the other party.

11. Assignment. Either party shall have the right to assign this Agreement without consent of the other party, but only to (a) any successor of the assigning party which results from any merger, consolidation or reorganization, or (b) another corporation that acquires all or substantially all of the assigning party’s assets, business and liabilities.

12. Limitation of Damages. No party shall be liable for any special, indirect, incidental, consequential or punitive damages of any character resulting from, arising out of, or in any way incident to any act or omission hereunder, irrespective of whether claims or actions for such damages are based upon contract, warranty, negligence, gross negligence, strict liability or any other remedy at law or equity.

13. Compliance with Affiliate Rules. The performance of this Agreement shall be in compliance with all applicable provisions of the various Codes and Standards of Conduct to which Spectra Energy Corp and its affiliates are subject by various energy and utility regulatory commissions, including Spectra Energy Corp’s Code of Conduct, the FERC Code of Conduct with respect to the relationship between power marketing affiliates and the electric utility, and the Federal Energy Regulatory Commission’s Standards of Conduct for relations between interstate pipelines and their marketing affiliates. Any term or condition of this Agreement that is not in compliance with the various Codes and Standards of Conduct noted above shall be renegotiated by the parties.

14. Force Majeure. No failure or omission to carry out or to observe any of the terms, provisions or conditions of this Agreement, except the failure to make payment for sums due hereunder, shall give rise to any claim by a party against another, or be deemed a breach of this Agreement, if the same shall have been or shall be caused by or arise out of any event of force majeure, which term as used herein shall include causes and events that are beyond the reasonable control of the affected party, but only to the extent that the affected party is unable to perform; provided, however, that the party so affected thereby will exercise reasonable efforts pursuant to prudent industry practice to prevent the occurrence of the force majeure event and to cure the event of force majeure as quickly as possible so that the party so affected will be able to carry out and observe all of the terms, provisions, and conditions of this Agreement, but such party shall not be required to settle any labor disputes giving rise to an event of force majeure hereunder. If a party hereunder is prevented from or delayed in performing any of its obligations under this Agreement by a force majeure event, the party affected shall promptly notify the other in writing of the circumstances constituting the force majeure event, indicating the performance obligations which are thereby delayed or prevented and the length of the resulting delay expected. In the event that Contractor is excused from supplying the Contract Services in accordance with the terms of this Section, then Client shall be free to acquire services from any substitute source, for such period as Client deems necessary or expedient, and if so acquired, Client shall not be obligated to pay Contractor for the Contract Services during such period.

15. No Waiver. The failure by either party to enforce at any time or for any period of time any provision or right under this Agreement shall not constitute waiver of that provision or the right of that party thereafter to enforce the provision.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration by a single arbitrator administered by the JAMS Streamlined Arbitration Rules and Procedures then in effect, and judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18. Entire Agreement; Modification. This Agreement contains the complete expression of the agreement between the parties with respect to the matters hereby addressed and there are no promises, representations, or inducements except as provided in this Agreement. This Agreement may not be modified except by writing signed by both parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

Spectra Energy Transmission II, LLC

By:
Date:
Name:	[ ]
Title:	[ ]

[ ]

By:
Date:
Name:	[ ]
Title:	[ ]

EXHIBIT G

EMPLOYEE SECONDMENT AGREEMENT

BY AND AMONG

SPECTRA ENERGY OPERATING COMPANY, LLC,

PANENERGY SERVICES, LIMITED PARTNERSHIP,

SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION,

AND

SPECTRA ENERGY PARTNERS, LP

	TABLE OF CONTENTS

	ARTICLE I.
	DEFINITIONS

Section 1.1	Definitions.	1

	ARTICLE II.
	SECONDMENT

Section 2.1	Seconded Employees.	3
Section 2.2	Period of Secondment.	4
Section 2.3	Termination of Secondment.	5
Section 2.4	Supervision.	5
Section 2.5	Seconded Employee Qualifications.	5
Section 2.6	Benefit Plan Participation.	5

	ARTICLE III.
	SEP EMPLOYEE SERVICES

Section 3.1	SEP Employee Services.	5
Section 3.2	Cancellation of SEP Employee Services.	6
Section 3.3	Workers’ Compensation.	6
Section 3.4	Statutory Employer Relationship.	6

	ARTICLE IV.
	SERVICES REIMBURSEMENT

Section 4.1	Expense Reimbursement.	7
Section 4.2	Seconded Employees Expenses.	7

	ARTICLE V.
	PAYMENT

Section 5.1	Payment.	8

	ARTICLE VI.
	TERM

Section 6.1	Term.	8

	ARTICLE VII.
	GENERAL PROVISIONS

Section 7.1	Choice of Law; Submission to Jurisdiction.	8
Section 7.2	Notices.	8
Section 7.3	Amendment or Modification.	9

-i-

Section 7.4	Counterparts.	9
Section 7.5	Severability.	9
Section 7.6	Force Majeure.	9
Section 7.7	Binding Effect.	10
Section 7.8	Relationship of the Parties.	10
Section 7.9	No Third-Party Beneficiaries.	10
Section 7.10	Signatories Duly Authorized.	10

-ii-

EMPLOYEE SECONDMENT AGREEMENT

This Employee Secondment Agreement, effective as of             , 2013 (the “Effective Date”), is entered into by and among Spectra Energy Operating Company, LLC, a Delaware limited liability company, PanEnergy Services, Limited Partnership, a Louisiana limited partnership, and Spectra Energy Southeast Pipeline Corporation, a Delaware corporation (collectively the “Employing Entities”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP LP”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire to enter into an agreement whereby Employing Entities provides to SEP LP and its Subsidiaries (collectively, “SEP”) the employee services necessary to operate, construct, manage and maintain certain of SEP’s assets, to provide support in the running of its business and to otherwise fulfill its intended business purpose, and thus seconds to SEP certain personnel employed by Employing Entities; and

WHEREAS, the Parties desire that the services provided pursuant to this Agreement (as defined below) be provided to SEP from and after the Effective Date;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employing Entities and SEP LP hereby agree as follows, effective as of the Effective Date:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Authority or any arbitrator or panel of arbitrators.

“Affected Party” has the meaning set forth in Section 7.6.

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Employee Secondment Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or otherwise modified from time to time.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) sponsored, maintained or contributed to by Employing Entities providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, restricted equity or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Employing Entities in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required by Law to be closed in the State of Texas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employing Entities” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble.

“Force Majeure” has the meaning set forth in Section 7.6.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, variances, judgments, injunctions, Orders and licenses of a Governmental Authority having jurisdiction over the assets or the properties of the Parties and the operations thereof.

“Loss” or “Losses” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Order” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of July 2, 2007, as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of April 11, 2008, and as it may be further amended, modified or supplemented from time to time in accordance with the terms thereof.

“Party” or “Parties” has the meaning set forth in the preamble.

“Period of Secondment” has the meaning set forth in Section 2.1.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), master limited partnership, joint venture, association, joint stock company, trust, incorporated organization or Governmental Authority or any department or agency thereof.

“Removed Employee” has the meaning set forth in Section 2.3.

“Seconded Employee” or “Seconded Employees” has the meaning set forth in Section 2.1.

“Seconded Employee Expenses” has the meaning set forth in Section 4.2.

“Seconded Employee Schedule” has the meaning set forth in Section 2.1.

“Secondment” has the meaning set forth in Section 2.1.

“SEP” has the meaning set forth in the recitals.

“SEP Employee Services” has the meaning set forth in Section 3.1.

“SEP LP” has the meaning set forth in the preamble.

“SEP Supervisor” or “SEP Supervisors” has the meaning set forth in Section 2.1.

“Services Reimbursement” has the meaning set forth in Section 4.1.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

ARTICLE II.

SECONDMENT

Section 2.1 Seconded Employees.

The electronic record of all active Employing Entities’ employees, maintained by the Employing Entities’ Human Resources Department in the electronic database known as the Human Resources Information System (the “Seconded Employee Schedule”), sets forth a true, complete and accurate list of each employee (each such employee and each other employee who is subsequently seconded to SEP in accordance with this Agreement, a “Seconded Employee” and collectively, the “Seconded Employees”) who, beginning on the Effective Date or the date after the Effective Date on which the Seconded Employee is seconded, and when they are performing duties at SEP assets or facilities or are otherwise working on behalf of SEP, and subject to the terms of this Agreement, Employing Entities agree to second to SEP, and SEP agrees to accept such secondment (the “Secondment”).

The Seconded Employees will remain at all times employees of Employing Entities, but, in addition, when they are performing duties at SEP assets or facilities or are otherwise working on behalf of SEP then they will also be joint employees of SEP during the Period of Secondment (as defined below). Those active employees whose titles in the Human Resources Information System reflect that they serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at SEP assets or facilities or to provide management support on behalf of SEP are designated by SEP as supervisors (each, a “SEP Supervisor,” and collectively, “SEP Supervisors,”) to act on the behalf of SEP in supervising the Seconded Employees pursuant to Section 2.4. Any Seconded Employee so designated will be acting on the behalf of SEP when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of SEP.

Employing Entities retain the right to hire or discharge the Seconded Employees with respect to their employment with Employing Entities. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 2.2. Subject to Section 2.3, individuals may be added to or removed from the Seconded Employee Schedule from time to time by the addition or deletion of such persons in the electronic record of all active Employing Entities’ employees, supervisors, managers and executives, maintained by the Employing Entities’ Human Resources Department in the electronic database known as the Human Resources Information System, when they are ceasing employment, when they are starting employment, or are performing duties at SEP assets or facilities or are otherwise working on behalf of SEP, which will be fully binding on the Parties for all purposes under this Agreement.

Section 2.2 Period of Secondment.

Employing Entities will second to SEP each Seconded Employee on the Effective Date, as described with respect to the Seconded Employee Schedule, and continue to second, during the period that the Seconded Employee is performing services for SEP, until the earliest of:

(a) the end of the term of this Agreement in accordance with Section 6.1;

(b) a resignation or termination of employment with respect to such Seconded Employee; or

(c) a termination of Secondment for such Seconded Employee by SEP under Section 2.3.

At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the supervision of SEP with regard to the Seconded Employee’s day-to-day activities pursuant to Section 2.4 unless such individual thereafter otherwise becomes employed by SEP.

Section 2.3 Termination of Secondment.

SEP will have the right to terminate the Secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to Employing Entities (such terminated Seconded Employees are referred to as “Removed Employees”). Upon the termination of a Secondment, the Seconded Employee will cease performing services for SEP. At no time will SEP have the right to terminate the employment with Employing Entities of the Seconded Employees. Employing Entities shall in their sole discretion determine whether the employment by Employing Entities of any such Removed Employee shall be terminated following the termination of such Removed Employee’s Secondment or whether such Removed Employee shall be redeployed by Employing Entities. SEP shall be responsible for any severance or other benefits accruing to any Removed Employee not redeployed by Employing Entities to the extent the services of such Removed Employee related to SEP and its assets and businesses.

Section 2.4 Supervision.

In the course and scope of performing any Seconded Employee’s job functions for SEP, the Seconded Employee will report into SEP’s management structure, and will be under the direct management and supervision of SEP with respect to such Seconded Employee’s day-to-day activities, provided however that the Employing Entities shall have final authority to direct, supervise, and control the Seconded Employees.

Section 2.5 Seconded Employee Qualifications.

Employing Entities will, consistent with past practice and Employing Entities’ hiring processes and qualifications in effect from time to time, provide suitably qualified and experienced Seconded Employees. Employing Entities do not warrant that the Secondment of the Seconded Employees will permit SEP to achieve any specific results.

Section 2.6 Benefit Plan Participation.

SEP shall not be a participating employer in any Benefit Plan during the Period of Secondment. Employing Entities and their Affiliates (other than SEP) shall remain solely responsible for all obligations and liabilities arising with respect to the Benefit Plans, and during the Period of Secondment, SEP shall not assume any Benefit Plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to SEP and its Affiliates pursuant to this Agreement, the Partnership Agreement and the Amended and Restated Omnibus Agreement (as such term is defined in that certain Contribution Agreement between Spectra Energy Corp and SEP LP dated as of August 5, 2013).

ARTICLE III.

SEP EMPLOYEE SERVICES

Section 3.1 SEP Employee Services.

Those services provided to SEP by the Seconded Employees shall be referred to herein as the “SEP Employee Services.”

Section 3.2 Cancellation of SEP Employee Services.

SEP may terminate any of SEP Employee Services on 30 days’ prior written notice to Employing Entities. In the event SEP terminates SEP Employee Services, SEP shall pay Employing Entities the monthly installment for the last month (or portion thereof) in which it received such terminated services, and shall also include any accrued benefits that might be triggered or become due and payable for such Seconded Employees to the extent the services of such Seconded Employees related to SEP and its assets and businesses. Upon payment thereof, SEP shall have no further services payment obligations to Employing Entities pursuant to this Agreement with respect to such terminated services.

Section 3.3 Workers’ Compensation.

During the Period of Secondment, Employing Entities will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees including during when they are under Secondment. Employing Entities will name SEP as a named insured under such insurance policies or qualified self-insured programs. Subject to Article IV, Employing Entities will use the Services Reimbursement paid by SEP to pay an appropriate and commensurate amount of the workers’ compensation and employer’s liability insurance premiums for SEP’s purposes, using a form or pro-ration methodology based on salaries and loading allocated to SEP, to be defined and agreed to between SEP and Employing Entities, and Employing Entities will pay from its own funds the balance of the amount due of such insurance premiums for Employing Entities’ purposes. The Parties will use commercially reasonable efforts to secure general liability insurance that does not include exclusions for claims by employees. For the purposes of workers’ compensation and employer’s liability laws and coverage, Employing Entities and SEP will be joint employers of the Seconded Employees. Each Seconded Employee is to acknowledge that the Seconded Employee, when under Secondment, is an employee of both Employing Entities and SEP and that for any work place injury, the Seconded Employee’s sole remedy against either Employing Entities or SEP will be under the workers’ compensation insurance policy or qualified self-insured program of Employing Entities. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in benefit programs generally available to employees of Employing Entities. For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against Employing Entities, SEP, or both.

Section 3.4 Statutory Employer Relationship

The Parties acknowledge that the services provided for under this Agreement are an integral part of and essential to the ability of SEP to generate the goods, products, and services of SEP, and to enable SEP to fulfill its business and commercial contracts, which are the core of its business. SEP agrees to execute work that is part of its trade, business, and occupation. The Parties expressly recognize SEP as the statutory employer of Employing Entities’ employees for workers’ compensation purposes, whether those employees be direct employees or statutory employees of Employing Entities.

ARTICLE IV.

SERVICES REIMBURSEMENT

Section 4.1 Expense Reimbursement.

SEP shall periodically reimburse Employing Entities upon request (in a form mutually agreed upon by SEP and Employing Entities) for all reimbursable expenses under Section 4.2 incurred by Employing Entities with respect to the Seconded Employees (including, where applicable, former Seconded Employees) in connection with the performance of SEP Employee Services during the preceding period (the “Services Reimbursement”).

Section 4.2 Seconded Employees Expenses.

The Services Reimbursement for each period during the Period of Secondment shall include all costs and expenses (including administrative costs) incurred for such period by Employing Entities for the Seconded Employees (including, where applicable, former Seconded Employees), including but not limited to the following costs and expenses set forth below:

(a) salary, wages and cash bonuses (including payroll and withholding taxes associated therewith);

(b) 401(k) plan costs and expenses for employer contributions made by Employing Entities, and any deferred compensation plan costs and expenses for employer contributions made by Employing Entities;

(c) retirement and cash balance plan benefits and funding;

(d) equity incentives or other incentive awards granted by Employing Entities or any of their Affiliates;

(e) cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity;

(f) medical, dental and prescription drug coverage;

(g) flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(h) disability insurance;

(i) workers’ compensation and employer’s liability insurance premiums;

(j) life insurance and accidental death and dismemberment insurance; and

(k) retiree welfare benefits.

The costs and expenses described in the preceding sentence are referred to as “Seconded Employee Expenses.” Where it is not reasonably practicable to determine the amount of such a cost or expense, SEP and Employing Entities shall mutually agree on the method of determining or estimating such cost or expense.

ARTICLE V.

PAYMENT

Section 5.1 Payment.

SEP and Employing Entities acknowledge and agree that Employing Entities shall be responsible for paying the Seconded Employee Expenses (or providing the employee benefits with respect thereto, as applicable) to the Seconded Employees, but that SEP shall be responsible for reimbursing Employing Entities for the Seconded Employee Expenses to the extent provided under Section 4.2 of this Agreement, except that SEP and Employing Entities agree to establish a consolidated account with the appropriate Governmental Authority or otherwise make appropriate arrangements for direct payment of workers’ compensation premiums in those jurisdictions where it is appropriate. Subject to SEP’s responsibility to so reimburse Employing Entities, Employing Entities agrees to indemnify and hold SEP harmless from any and all Losses incurred by SEP related to Employing Entities’ failure to carry out its duties for the payment of the Seconded Employee Expenses for Seconded Employees or the provision of the employee benefits related thereto, as set forth above.

ARTICLE VI.

TERM

Section 6.1 Term.

This Agreement shall remain in force and effect until the date on which Spectra Energy Corp ceases to control, directly or indirectly, the general partner of SEP LP.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1 Choice of Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly.

Section 7.2 Notices.

Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

Spectra Energy Operating Company, LLC
Panenergy Services, Limited Partnership
Spectra Energy Southeast Pipeline Corporation

Attention: General Counsel

Spectra Energy Partners, LP

Attention: General Counsel

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 7.2.

Section 7.3 Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of Employing Entities and SEP LP. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 7.4 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.5 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 7.6 Force Majeure.

To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, finding of illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 7.7 Binding Effect.

This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 7.8 Relationship of the Parties.

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make either Party an agent or a legal representative of the other Party. The Parties shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of the other Party.

Section 7.9 No Third-Party Beneficiaries.

No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that an Employing Entity may assign its rights or obligations under this Agreement to an Affiliate of such Employing Entity without the prior consent of the other Parties to the extent such Employing Entity transfers the employment of Seconded Employees to such Affiliate. Except as set forth in this Section 7.9, the provisions of this Agreement are enforceable solely by the Parties, and no other Person (including any Seconded Employee) shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 7.10 Signatories Duly Authorized.

Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Employee Secondment Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

Employing Entities:

SPECTRA ENERGY OPERATING COMPANY, LLC

By:
Name:
Title:

PANENERGY SERVICES, LIMITED PARTNERSHIP

By:
Name:
Title:

SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION

By:
Name:
Title:

SEP LP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:
Name:
Title:

Signature Page to Employee Secondment Agreement

Exhibit H

FORM OF LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is entered into effective as of                     , 2013, between Spectra Energy Administrative Services, LLC, a Delaware limited liability company (“Licensor”), and                     , a Delaware                      (“Licensee”).

RECITALS

WHEREAS, Licensor is the owner of the entire right, title and interest in and to the trademarks, service marks, logos, including but not limited to the names [                    ] and mark [                    ] and the good will of the business symbolized by said mark and the Registration of the mark (collectively, the Licensed Mark”); and

WHEREAS, Licensee desires to acquire an exclusive right and license to use the Licensed Mark on terms and conditions more fully set forth hereinafter.

NOW, THEREFORE, in consideration of the recitals, the mutual promises in this Agreement, and other valuable consideration, the parties agree as follows:

1.	Grant of License

Subject to and conditioned upon Licensee’s compliance with the other terms of this Agreement set forth hereinafter, Licensor hereby grants to Licensee the exclusive right to use the Licensed Mark.

2.	Goodwill

Licensee acknowledges that title and ownership in the Licensed Mark and the goodwill associated therewith are and shall at all times remain in the Licensor and that, by this License Agreement, Licensee is not acquiring any title, ownership, or other interest in the Licensed Mark. All uses of the Licensed Mark by Licensee and all goodwill generated thereby shall inure exclusively and completely to the benefit of the Licensor. Licensee acknowledges the validity and enforceability of the Licensor’s rights and title in the Licensed Mark and agrees not to contest or challenge the validity of, or Licensor’s title in, the Licensed Mark.

3.	Use of Licensed Mark

Licensee shall use the Licensed Mark only in such art form, style and color, and in such logotype form, as specified or otherwise approved from time to time by Licensor. Licensee shall not itself alter or modify the Licensed Mark. Licensor shall retain the right, from time to time, and in its sole discretion, to modify, amend, alter or discontinue the Licensed Mark. Upon reasonable prior written notice thereof to the Licensee, the Licensee shall promptly conform or discontinue, as applicable, its use of the Licensed Mark as so modified, altered, amended or discontinued and the definition of Licensed Mark shall be deemed to be automatically amended into conformity with such changes in the Licensed Mark.

4.	Quality Control Standards and Restrictions

4.1	Licensor shall have the right from time to time to designate any additional standards, criteria, controls or restrictions on the Licensee’s use of the Licensed Mark; the nature, form and manner of use of advertising and promotional materials by Licensee on which the Licensed Mark appear; and any such other standards, criteria, controls or restrictions relating to the Licensee’s exercise of the license granted herein which Licensor, in its discretion, deems to be necessary or desirable to protect, preserve, enhance or extend Licensor’s rights in the Licensed Mark. At Licensor’s request upon reasonable advance notice to Licensee, Licensee shall permit Licensor to enter upon and to inspect any or all of the Licensee’s facilities, for purposes of monitoring and verifying proper compliance with the standards, criteria, controls and restrictions established by licensor. Such standards shall include, at a minimum, the requirement that Licensee not engage in any illegal activities in violation of criminal statutes. Licensee shall otherwise promptly comply with any other reasonable request by Licensor intended to determine the compliance of Licensee with the terms of this Agreement. Licensee acknowledges and agrees that strict compliance by Licensee with all such standards, criteria, controls and restrictions is of the essence of this Agreement and failure to do so shall be conclusively deemed to constitute a material breach of this Agreement.

4.2	Licensor shall also have the right to review all sublicensing agreements and to approve or disapprove the same, and the Licensee hereby agrees to submit all such agreements to Licensor for approval.

5.	Term

Unless otherwise terminated as provided elsewhere in this Agreement, the term of this Agreement shall run indefinitely for as long as the Licensee continues uninterrupted use of the Licensed Mark in compliance with the provisions and conditions of this Agreement.

6.	Royalties

(a)	In consideration of the license herein granted to the licensee, Licensee shall pay to Licensor royalties at the rate of 1% of the Gross Revenue of Licensee. As used herein, the term “Gross Revenue” shall mean all monetary operating receipts and any other consideration or value realized by Licensee from its business operations in connection with the Licensed Mark.

(b)	Licensee shall pay royalties to the Licensor annually on or before each February 15, based upon the Gross Revenue realized by the Licensee during the preceding calendar year. Licensee’s first royalty payment shall be due on or before February 15, 2014, and shall be based upon Licensee’s Gross Revenues for the period from [ ], 2013 to December 31, 2013. Each annual royalty payment shall be accompanied by a written royalty report setting forth the Licensee’s Gross Revenue during the preceding calendar year for which royalties are payable.

(c)	The Licensee shall keep true and accurate records according to generally accepted accounting principles and procedures as to all its Gross Revenue under this Agreement. The Licensor or its designated representatives shall have the right at reasonable times and upon reasonable advance notice to inspect and audit the Licensee’s records for the purpose of verifying the accuracy of any royalty payment and statement furnished to the Licensor by the Licensee under the above provisions of this Agreement.

(d)	Any amounts due to Licensor hereunder that are not paid as and when due shall bear interest at the rate of the lower of eighteen percent (18%) per annum or the maximum amount permitted by law. Such interest shall be in addition to, and not in lieu of, other remedies afforded Licensor hereunder, at law of in equity, for breach of this Agreement.

7.	Assignability

The Licensor shall have the right to assign, transfer, sub-contract or otherwise delegate the performance of any or all of its rights or responsibilities under this Agreement without the prior written consent of the Licensee. The license herein granted to the Licensee is personal and the Licensee is expressly prohibited from assigning, transferring, sub-contracting or otherwise delegating, either voluntarily or by operation of law, the performance of any of the Licensee’s rights or responsibilities under this Agreement, without the prior written consent of the Licensor.

8.	Default and Termination

(a)	This Agreement and the license herein granted to Licensee shall be terminable by Licensor immediately upon written notice of termination to Licensee, without Licensee having an opportunity to cure or otherwise avoid termination, in the event: (i) Licensee is declared bankrupt or judicially determined to be insolvent, or all or a substantial part of the assets of Licensee are assigned to or for the benefit of any creditor, or Licensee admits its inability to pay its debts as they come due; (ii) Licensee fails to operate under or in connection with any of the Licensed Mark for a period of thirty (30) consecutive days; (iii) Licensee fails, for a period of ten (10) days after notification of non-compliance, to comply with any federal, state or local law or regulation applicable to the Licensed Mark or otherwise to the operation of the Licensee’s business; (iv) Licensee attempts or purports to assign or otherwise delegate to any other party Licensee’s rights or responsibilities under this Agreement; (v) any change or transfer occurs in the ownership of the outstanding shares of voting stock in the Licensee which shifts the majority ownership and control of such shares from that existing as of the effective date of this Agreement; or (vi) Licensee is convicted of or pleads guilty or no contest to a felony or any other crime which licensor believes is likely to adversely affect the reputation or goodwill of the Licensed Mark.

(b)	In the event Licensee otherwise materially defaults in the performance of any of the terms of this Agreement, Licensor, in addition to all remedies available to Licensor at law or in equity, may give written notice of termination of this Agreement to Licensee, specifying the nature of the default, and this Agreement shall be automatically terminated unless such default is cured within fifteen (15) days after such written notice thereof.

(c)	Notwithstanding the foregoing, either Licensor or Licensee shall have the right to terminate this Agreement at any time without cause by giving at least thirty (30) days written notice to the other party in advance of the effective date termination is to take place.

(d)	In the event of termination of this Agreement for any reason, Licensee shall immediately cease any further use of the Licensed Mark.

9.	Impossibility of Performance

Each party shall be excused for any delay or default in the performance of this Agreement caused by any act of God, governmental restriction, wars, strikes, other work stoppages, fires, floods, or any other event or condition beyond its control.

10.	Notices

All notices and communications required or permitted to be sent under this Agreement shall be deemed made and delivered when transmitted in writing by registered or certified mail, return receipt requested, addressed to the receiving party at:

If to Licensor:	Spectra Energy Administrative Services, LLC
5400 Westheimer Court
Houston, TX 77056

If to Licensee:	[ ]
5400 Westheimer Court
Houston, TX 77056

or at such other address as shall be notified to the other party in compliance with this paragraph.

11.	Entire Agreement

This writing constitutes the entire agreement between the parties with respect to the subject matter hereof and no modifications or revisions hereof shall have any force or effect unless the same are made in writing and executed by the party against whom the enforcement is sought.

12.	Severance

In the event any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in force and effect.

13.	Survival

All obligations of Licensor and Licensee that expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

14.	Independent Contractor

Nothing herein shall be construed or deemed to create a franchise, joint venture, contract of employment or partnership between Licensor and Licensee.

15.	Headings

Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.	No Waiver

Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

17.	Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

18.	Controlling Law

This Agreement has been made and entered into in the State of Texas and shall be interpreted and applied in accordance with the laws of that state, but excluding and without reference to its conflict of law principles.

19.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall be binding upon and inure to the benefit of the successors, legal representatives, and assigns of the parties.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and effective as of the date first above written.

Spectra Energy Administrative Services, LLC

By:
Name:	[ ]
Title:	[ ]
Date:

[ ]

By:
Name:	[ ]
Title:	[ ]
Date:

Exhibit I

Agreed Valuation Principles

	Financial Statement Current Assets A		Financial Statement Current Assets A
Current assets:
Cash	37,776,128		37,776,128
Accounts receivable	101,733,484		101,733,484
Trade receivable	133,789,353		133,789,353
Intercompany receivables	28,761,060		28,761,060
Prepaid expenses and other	124,007,854		124,007,854

Total current assets	$426,067,879		$426,067,879

	Financial Statement Current Liabilities B	Current portion of Third Party Indebtedness C	Adjusted Current Liabilities D
Current liabilities:
Accounts payable	45,120,314		45,120,314
Trade Payables	91,759,414		91,759,414
Ad Valorem taxes	35,540,400		35,540,400
Taxes Accrued	928,093		928,093
Interest payable	37,188,260		37,188,260
Deferred revenues	8,980,918		8,980,918
Collateral liabilities	30,178,359		30,178,359
Fuel tracker/imbalance payable	83,514,035		83,514,035
Intercompany Liabilities	36,864,500		36,864,500
Other Liabilities	30,510,252		30,510,252
Current portion of long-term debt	174,881,540	(174,881,540)	—

Total current liabilities	$575,466,085	$(174,881,540)	$400,584,545

Estimated Working Capital			25,483,334

Target Working Capital			—

Estimated Working Capital minus Target Working Capital			25,483,334

Target Third Party Indebtedness Balance			2,460,929,540

Estimated Third Party Indebtedness Balance			2,460,929,540

Target Third Party Indebtedness minus Estimated Third Party Indebtedness			—

Total Adjustments			$25,483,334

Column A – Represents the Financial Statement Current Assets, which are the unaudited combined current assets of any Working Capital Company as at June 30, 2013, prior to any adjustments pursuant to the Agreed Valuation Principles set forth herein.

Column B – Represents the Financial Statement Current Liabilities, which are the unaudited combined current liabilities of any Working Capital Company as at June 30, 2013, prior to any adjustments pursuant to the Agreed Valuation Principles set forth herein.

Column C – Adjustment to exclude the current portion of long-term Third Party Indebtedness from the calculation of Adjusted Current Liabilities.

Column D – Represents Adjusted Current Liabilities for the purposes of calculating Working Capital.